Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

NOVASTAR FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$264,694	$268,563
Mortgage loans – held-for-sale	1,291,556	747,594
Mortgage loans – held-in-portfolio	28,840	59,527
Mortgage securities – available-for-sale	505,645	489,175
Mortgage securities – trading	43,738	143,153
Mortgage servicing rights	57,122	42,010
Servicing related advances	26,873	20,190
Derivative instruments, net	12,765	18,841
Property and equipment, net	13,132	15,476
Deferred income tax asset, net	30,780	11,190
Warehouse notes receivable	25,390	5,921
Other assets	35,199	39,671

Total assets	$2,335,734	$1,861,311

Liabilities and Shareholders’ Equity
Liabilities:
Short-term borrowings secured by mortgage loans	$1,238,122	$720,791
Short-term borrowings secured by mortgage securities	180,447	184,737
Asset-backed bonds secured by mortgage loans	26,949	53,453
Asset-backed bonds secured by mortgage securities	125,630	336,441
Junior subordinated debentures	48,664	—
Dividends payable	45,070	73,431
Due to securitization trusts	44,382	20,930
Accounts payable and other liabilities	62,250	45,184

Total liabilities	1,771,514	1,434,967
Commitments and contingencies (Note 9)

Shareholders’ equity:
Capital stock, $0.01 par value, 50,000,000 shares authorized:
Redeemable preferred stock, $25 liquidating preference per share; 2,990,000 shares, issued and outstanding	30	30
Common stock, 32,193,101 and 27,709,984 shares, issued and outstanding, respectively	322	277
Additional paid-in capital	581,580	433,107
Accumulated deficit	(128,554)	(85,354)
Accumulated other comprehensive income	111,538	79,120
Other	(696)	(836)

Total shareholders’ equity	564,220	426,344

Total liabilities and shareholders’ equity	$2,335,734	$1,861,311

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	For the Year Ended December 31,
	2005	2004	2003
Interest income:
Mortgage securities	$188,856	$133,633	$98,804
Mortgage loans held-for-sale	106,069	83,718	60,878
Mortgage loans held-in-portfolio	4,311	6,673	10,738

Total interest income	299,236	224,024	170,420
Interest expense:
Short-term borrowings secured by mortgage loans	58,492	29,897	20,060
Short-term borrowings secured by mortgage securities	1,770	4,836	3,450
Asset-backed bonds secured by mortgage loans	1,630	1,422	2,269
Asset-backed bonds secured by mortgage securities	15,628	13,255	5,226
Net settlements of derivative instruments used in cash flow hedges	180	3,072	9,359
Junior subordinated debentures	3,055	—	—

Total interest expense	80,755	52,482	40,364

Net interest income before credit (losses) recoveries	218,481	171,542	130,056
Provision for credit (losses) recoveries	(1,038)	(726)	389

Net interest income	217,443	170,816	130,445
Gains on sales of mortgage assets	65,148	144,950	144,005
Gains (losses) on derivative instruments	18,155	(8,905)	(30,837)
Impairment on mortgage securities – available-for-sale	(17,619)	(15,902)	—
Fee income	30,678	30,668	37,417
Premiums for mortgage loan insurance	(5,672)	(4,218)	(3,102)
Other income, net	20,707	6,549	359
General and administrative expenses:
Compensation and benefits	100,492	87,887	79,333
Office administration	28,453	26,496	20,957
Professional and outside services	18,120	17,207	6,404
Loan Expense	13,155	14,411	18,701
Marketing	2,817	6,386	8,066
Other	21,593	15,873	10,051

Total general and administrative expenses	184,630	168,260	143,512

Income from continuing operations before income tax (benefit) expense	144,210	155,698	134,775
Income tax (benefit) expense	(6,617)	16,756	22,829

Income from continuing operations	150,827	138,942	111,946
(Loss) income from discontinued operations, net of income tax	(11,703)	(23,553)	50

Net income	139,124	115,389	111,996
Dividends on preferred shares	(6,653)	(6,265)	—

Net income available to common shareholders	$132,471	$109,124	$111,996

Basic earnings per share:
Income from continuing operations available to common shareholders	$4.86	$5.24	$5.04
(Loss) income from discontinued operations, net of income tax	(0.40)	(0.93)	—

Net income available to common shareholders	$4.46	$4.31	$5.04

Diluted earnings per share:
Income from continuing operations available to common shareholders	$4.81	$5.15	$4.91
(Loss) income from discontinued operations, net of income tax	(0.39)	(0.91)	—

Net income available to common shareholders	$4.42	$4.24	$4.91

Weighted average basic shares outstanding	29,669	25,290	22,220

Weighted average diluted shares outstanding	29,993	25,763	22,821

Dividends declared per common share	$5.60	$6.75	$5.04

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(dollars in thousands, except share amounts)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Other	Total Shareholders’ Equity
Balance, January 1, 2003	$—	$210	$133,253	$(12,026)	$62,935	$(1,115)	$183,257
Forgiveness of founders’ notes receivable	—	—	—	—	—	139	139
Issuance of common stock, 3,188,620 shares	—	32	93,889	—	—	—	93,921
Exercise of stock options, 298,875 shares	—	3	1,644	—	—	—	1,647
Compensation recognized under stock option plan	—	—	1,310	—	—	—	1,310
Dividend equivalent rights (DERs) on vested stock options	—	—	1,198	(1,198)	—	—	—
Dividends on common stock ($5.04 per share)	—	—	—	(114,294)	—	—	(114,294)
Increase in common stock held in rabbi trusts	—	—	—	—	—	(3,145)	(3,145)
Increase in deferred compensation obligation	—	—	—	—	—	3,145	3,145

Comprehensive income:
Net income				111,996	—		111,996
Other comprehensive income				—	22,248		22,248

Total comprehensive income							134,244

Balance, December 31, 2003	$—	$245	$231,294	$(15,522)	$85,183	$(976)	$300,224

Forgiveness of founders’ notes receivable	—	—	—	—	—	140	140
Issuance of common stock, 2,829,488 shares	—	28	121,306	—	—	—	121,334
Issuance of preferred stock, 2,990,000 shares	30	—	72,089	—	—	—	72,119
Issuance of stock under stock compensation plans, 433,181 shares	—	4	3,811	—	—	—	3,815
Compensation recognized under stock compensation plans	—	—	1,810	—	—	—	1,810
Dividend equivalent rights (DERs) on vested stock options	—	—	1,900	(1,900)	—	—	—
Dividends on common stock ($6.75 per share)	—	—	—	(177,056)	—	—	(177,056)
Dividends on preferred stock ($2.11 per share)	—	—	—	(6,265)	—	—	(6,265)
Tax benefit derived from stock compensation plans	—	—	897	—	—	—	897
Increase in common stock held in rabbi trusts	—	—	—	—	—	(2,290)	(2,290)
Increase in deferred compensation obligation	—	—	—	—	—	2,290	2,290

Comprehensive income:
Net income				115,389	—		115,389
Other comprehensive loss				—	(6,063)		(6,063)

Total comprehensive income							109,326

Balance, December 31, 2004	$30	$277	$433,107	$(85,354)	$79,120	$(836)	$426,344

Continued

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Other	Total Shareholders’ Equity
Balance, December 31, 2004	$30	$277	$433,107	$(85,354)	$79,120	$(836)	$426,344

Forgiveness of founders’ notes receivable	—	—	—	—	—	140	140
Issuance of common stock, 4,334,320 shares	—	43	145,313	—	—	—	145,356
Issuance of stock under stock compensation plans, 148,797 shares	—	2	921	—	—	—	923
Compensation recognized under stock compensation plans	—	—	2,226	—	—	—	2,226
Dividend equivalent rights (DERs) on vested stock options	—	—	304	(4,369)	—	—	(4,065)
Dividends on common stock ($5.60 per share)	—	—	—	(171,302)	—	—	(171,302)
Dividends on preferred stock ($2.23 per share)	—	—	—	(6,653)	—	—	(6,653)
Tax benefit derived from stock compensation plans	—	—	(291)	—	—	—	(291)
Decrease in common stock held in rabbi trusts	—	—	—	—	—	33	33
Decrease in deferred compensation obligation	—	—	—	—	—	(33)	(33)

Comprehensive income:
Net income				139,124	—		139,124
Other comprehensive income				—	32,418		32,418

Total comprehensive income							171,542

Balance, December 31, 2005	$30	$322	$581,580	$(128,554)	$111,538	$(696)	$564,220

Concluded

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$139,124	$115,389	$111,996
Loss (income) from discontinued operations	11,703	23,553	(50)

Income from continuing operations	150,827	138,942	111,946
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of mortgage servicing rights	28,364	16,934	8,995
Impairment on mortgage securities – available-for-sale	17,619	15,902	—
(Gains) losses on derivative instruments	(18,155)	8,905	30,837
Depreciation expense	7,433	6,090	3,872
Losses on disposals of property and equipment	226	—	—
Amortization of deferred debt issuance costs	5,683	5,036	1,100
Compensation recognized under stock compensation plans	2,226	1,810	1,310
Provision for credit losses (recoveries)	1,038	726	(389)
Amortization of premiums on mortgage loans	376	699	1,120
Forgiveness of founders’ promissory notes	140	140	139
Provision for deferred income taxes	(19,659)	(1,322)	(5,848)
Accretion of available-for-sale and trading securities	(172,019)	(100,666)	(78,097)
Gains on sales of mortgage assets	(65,148)	(144,950)	(144,005)
Gains on trading securities	(549)	—	—
Originations and purchases of mortgage loans held-for-sale	(9,379,682)	(8,539,944)	(6,071,042)
Proceeds from repayments of mortgage loans held-for-sale	9,908	27,979	18,474
Repurchase of mortgage loans from securitization trusts	(6,784)	—	—
Proceeds from sale of mortgage loans held-for-sale to third parties	1,176,518	64,476	966,537
Proceeds from sale of mortgage loans held-for-sale in securitizations	7,428,063	8,173,829	5,207,525
Purchase of mortgage securities - trading	—	(143,153)	—
Proceeds from sale of mortgage securities - trading	143,153	—	—
Changes in:
Servicing related advances	(6,752)	(707)	(6,247)
Derivative instruments, net	2,509	13,553	(9,577)
Other assets	(43,796)	(37,493)	(24,058)
Accounts payable and other liabilities	19,572	(24,692)	24,223

Net cash (used in) provided by operating activities from continuing operations	(718,889)	(517,906)	36,815
Net cash (used in) provided by operating activities from discontinued operations	(8,292)	(47,800)	5,233

Net cash (used in) provided by operating activities	(727,181)	(565,706)	42,048
Cash flows from investing activities:
Proceeds from paydowns on available-for-sale securities	453,750	346,558	179,317
Proceeds from repayments of mortgage loans held-in-portfolio	16,673	31,781	49,101
Proceeds from sales of assets acquired through foreclosure	1,909	4,905	6,719
Purchases of property and equipment	(5,315)	(7,029)	(13,000)

Net cash provided by investing activities	467,017	376,215	222,137

Continued

Cash flows from financing activities:
Proceeds from issuance of asset-backed bonds, net of debt issuance costs	128,921	506,745	52,271
Payments on asset-backed bonds	(363,861)	(254,867)	(120,083)
Payments on asset-backed bonds due to exercise of redemption provisions	(7,822)	—	—
Proceeds from issuance of capital stock and exercise of equity instruments, net of offering costs	142,114	193,615	94,321
Net change in short-term borrowings	499,715	53,671	(153,000)
Proceeds from the issuance of junior subordinated debentures	48,428	—	—
DERs paid on vested stock options	(2,113)	—	—
Dividends paid on preferred stock	(6,653)	(6,265)	—
Dividends paid on common stock	(195,760)	(132,346)	(99,256)

Net cash provided by (used in) financing activities from continuing operations	242,969	360,553	(225,747)
Net cash provided by (used in) financing activities from discontinued operations	13,326	(20,679)	—

Net cash provided by (used in) financing activities	256,295	339,874	(225,747)
Net (decrease) increase in cash and cash equivalents	(3,869)	150,383	38,438
Cash and cash equivalents, beginning of year	268,563	118,180	79,742

Cash and cash equivalents, end of year	$264,694	$268,563	$118,180

See notes to consolidated financial statements.	Concluded

NOVASTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting and Reporting Policies

Description of Operations NovaStar Financial, Inc. and subsidiaries (the “Company”) operates as a specialty finance company that originates, purchases, invests in and services residential nonconforming loans. The Company offers a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including U.S. government-sponsored entities such as Fannie Mae or Freddie Mac. The Company retains significant interests in the nonconforming loans originated and purchased through their mortgage securities investment portfolio. Historically, the Company has serviced all of the loans in which they retain interests through their servicing platform.

Financial Statement Presentation The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. The Company uses estimates and employs the judgments of management in determining the amount of its allowance for credit losses, amortizing premiums or accreting discounts on its mortgage assets, amortizing mortgage servicing rights and establishing the fair value of its mortgage securities, derivative instruments, mortgage servicing rights and estimating appropriate accrual rates on mortgage securities – available-for-sale. While the consolidated financial statements and footnotes reflect the best estimates and judgments of management at the time, actual results could differ significantly from those estimates. For example, it is possible that credit losses or prepayments could rise to levels that would adversely affect profitability if those levels were sustained for more than brief periods.

The consolidated financial statements of the Company include the accounts of all wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated during consolidation.

Cash and Cash Equivalents The Company considers investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains cash balances at several major financial institutions in the United States. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2005 and 2004, 96% and 89% of the Company’s cash and cash equivalents were with one institution. Uninsured balances with this institution aggregated $253.0 million and $238.8 million at December 31, 2005 and 2004, respectively.

Mortgage Loans Mortgage loans include loans originated by the Company and acquired from other originators. Mortgage loans are recorded net of deferred loan origination fees and associated direct costs and are stated at amortized cost. Mortgage loan origination fees and associated direct mortgage loan origination costs on mortgage loans held-in-portfolio are deferred and recognized over the estimated life of the loan as an adjustment to yield using the level yield method. Mortgage loan origination fees and direct mortgage loan origination costs on mortgage loans held-for-sale are deferred until the related loans are sold. Mortgage loans held-for-sale are carried at the lower of cost or market determined on an aggregate basis.

Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. For all mortgage loans which do not carry mortgage insurance, the accrual of interest on loans is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business, but in no case beyond when a loan becomes ninety days delinquent. For mortgage loans, which do carry mortgage insurance, the accrual of interest is only discontinued when in management’s opinion, the interest is not collectible. Interest collected on non-accrual loans is recognized as income upon receipt.

The mortgage loan portfolio is collectively evaluated for impairment as the loans are smaller-balance and are homogeneous in nature. For mortgage loans held-in-portfolio, the Company maintains an allowance for credit losses inherent in the portfolio at the balance sheet date. The allowance is based upon the assessment by management of various factors affecting its mortgage loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value, delinquency status, historical credit losses, whether the Company purchased mortgage insurance and other factors deemed to warrant consideration. The Company uses contractual terms in determining past due or delinquency status of loans.

The servicing agreements the Company executes for loans it has securitized include a removal of accounts provision which gives it the right, not the obligation, to repurchase mortgage loans from the trust. The removal of accounts provision can be exercised for loans that are 90 days to 119 days delinquent. The Company records the mortgage loans subject to the removal of accounts provision in mortgage loans held-for-sale at fair value.

Mortgage Securities – Available-for-Sale Mortgage securities – available-for-sale represent beneficial interests the Company retains in securitization and resecuritization transactions which include residual interests (the “residual securities”) and subordinated primary securities (the “subordinated securities”). The residual securities include interest-only mortgage securities, prepayment penalty bonds and overcollateralization bonds. The subordinated securities represent investment-grade rated bonds which are senior to the residual interests but subordinated to the bonds sold to third party investors. Mortgage securities classified as available-for-sale are reported at their estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. To the extent that the cost basis of mortgage securities exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. The specific identification method was used in computing realized gains or losses.

Interest-only mortgage securities represent the contractual right to receive excess interest cash flows from a pool of securitized mortgage loans. Interest payments received by the independent trust are first applied to the principal and interest bonds (held by outside investors), servicing fees and administrative fees. The excess, if any, is remitted to the Company related to its ownership of the interest-only mortgage security. Prepayment penalty bonds give the holder the contractual right to receive prepayment penalties collected by the independent trust on the underlying mortgage loans. Overcollateralization bonds represent the contractual right to excess principal payments resulting from over collateralization of the obligations of the trust.

The subordinated securities retained by the Company in its securitization transactions have a stated principal amount and interest rate and have been retained at a market discount from the stated principal amount. The performance of the securities is dependent upon the performance of the underlying pool of securitized mortgage loans. The interest rates these securities earn are variable and are subject to an available funds cap as well as a maximum rate cap. The securities receive principal payments in accordance with a payment priority which is designed to maintain specified levels of subordination to the senior bonds within the respective securitization trust. Because the subordinated securities are rated lower than AA, they are considered low credit quality and the Company accounts for the securities based on the effective yield method.

As previously described, mortgage securities available-for-sale represent retained beneficial interests in certain components of the cash flows of the underlying mortgage loans to securitization trusts. As payments are received on both the residual and subordinated securities, the payments are applied to the cost basis of the related mortgage securities. Each period, the accretable yield for each mortgage security is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The estimated cash flows change as management’s assumptions for credit losses, borrower prepayments and interest rates are updated. The assumptions are established using proprietary models the Company has developed. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the mortgage security.

Management believes the best estimate of the initial value of the residual securities it retains in a whole loan securitization is derived from the market value of the pooled loans. The initial value of the loans is estimated based on the expected open market sales price of a similar pool. In open market transactions, the purchaser has the right to reject loans at its discretion. In a loan securitization, loans cannot generally be rejected. As a result, management adjusts the market price for loans to compensate for the estimated value of rejected loans. The market price of the securities retained is derived by deducting the net proceeds received in the securitization (i.e. the economic value of the loans transferred) from the estimated adjusted market price for the entire pool of the loans.

At each reporting period subsequent to the initial valuation of the retained residual securities, the fair value is estimated based on the present value of future expected cash flows to be received. Management’s best estimate of key assumptions, including credit losses, prepayment speeds, market discount rates and forward yield curves commensurate with the risks involved, are used in estimating future cash flows.

The Company estimates initial and subsequent fair value for the subordinated securities based on quoted market prices.

Mortgage Securities - Trading Mortgage securities – trading consist of mortgage securities purchased by the Company as well as retained by the Company in its securitization transactions with the principal intent to sell in the near term. Trading securities are recorded at fair value with gains and losses, realized and unrealized, included in earnings. The Company uses the specific identification method in computing realized gains or losses.

As described under Mortgage Securities – Available-for-Sale, the Company retains subordinated securities in its securitization transactions which have a stated principal amount and interest rate and have been retained at a market discount from the stated principal amount. The Company has designated certain subordinated securities as trading due to the Company’s intent to sell in the near term. The performance of the securities is dependent upon the performance of the underlying pool of securitized mortgage loans. The interest rates these securities earn are variable and are subject to an available funds cap as well as a maximum rate cap. The securities receive principal payments in accordance with a payment priority which is designed to maintain specified levels of subordination to the senior bonds within the respective securitization trust. Because the subordinated securities are rated lower than AA, they are considered low credit quality and the Company accounts for the securities based on the effective yield method. Fair value is estimated using quoted market prices.

Mortgage Servicing Rights Mortgage servicing rights are recorded at allocated cost based upon the relative fair values of the transferred loans and the servicing rights. Mortgage servicing rights are amortized in proportion to and over the projected net servicing revenues. Periodically, the Company evaluates the carrying value of mortgage servicing rights based on their estimated fair value. If the estimated fair value, using a discounted cash flow methodology, is less than the carrying amount of the mortgage servicing rights, the mortgage servicing rights are written down to the amount of the estimated fair value. For purposes of evaluating and measuring impairment of mortgage servicing rights the Company stratifies the mortgage servicing rights based on their predominant risk characteristics. The significant risk characteristic considered by the Company is period of origination. The mortgage loans underlying the mortgage servicing rights are pools of homogenous, nonconforming residential loans.

Servicing Related Advances The Company advances funds on behalf of borrowers for taxes, insurance and other customer service functions. These advances are routinely assessed for collectability and any uncollectible advances are appropriately charged to earnings.

Derivative Instruments, net The Company uses derivative instruments with the objective of hedging interest rate risk. Interest rates on the Company’s liabilities typically adjust more frequently than interest rates on the Company’s assets. Derivative instruments are recorded at their fair value with hedge ineffectiveness recognized in earnings. For derivative instruments that qualify for hedge accounting, any changes in fair value of derivative instruments related to hedge effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness and non-hedge activity are recorded as adjustments to earnings through the gains (losses) on derivative instruments line item of the Company’s consolidated income statement. For those derivative instruments that do not qualify for hedge accounting, changes in the fair value of the instruments are recorded as adjustments to earnings through the gains (losses) on derivative instruments line item of the Company’s consolidated income statement. The fair value of the Company’s derivative instruments, along with any margin accounts associated with the contracts, are included in derivative instruments, net on the Company’s balance sheet.

Property and Equipment, net Leasehold improvements, furniture and fixtures and office and computer equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the assets are as follows:

Leasehold improvements	5 years (A)

Furniture and fixtures	5 years

Office and computer equipment	3 years

(A)	Lesser of 5 years or remaining lease term.

Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized. Gains and losses on dispositions are credited or charged to earnings as incurred.

Warehouse Notes Receivable Warehouse notes receivable represent outstanding warehouse lines of credit the Company provides to approved borrowers. The lines of credit are used by the borrowers to originate mortgage loans. The notes receivable are collateralized by the mortgage loans originated by the Company’s borrowers and are recorded at amortized cost. The Company recognizes interest income in accordance with the terms of agreement with the borrower. The accrual of interest is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business.

Due to Securitization Trusts Due to trusts represents the fair value of the mortgage loans the Company has the right to repurchase from the securitization trusts. The servicing agreements the Company executes for loans it has securitized include a removal of accounts provision which gives it the right, not the obligation, to repurchase mortgage loans from the trust. The removal of accounts provision can be exercised for loans that are 90 days to 119 days delinquent. Upon exercise of the call options, the related obligation to the trusts is removed from the Company’s balance sheet.

Premiums for Mortgage Loan Insurance The Company uses lender paid mortgage insurance to mitigate the risk of loss on loans that are originated. For those loans held-in-portfolio, the premiums for mortgage insurance are expensed by the Company as the costs of the premiums are incurred. For those loans sold in securitization transactions accounted for as a sale, the independent trust assumes the obligation to pay the premiums and obtains the right to receive insurance proceeds.

Transfers of Assets A transfer of mortgage loans or mortgage securities in which the Company surrenders control over the financial assets is accounted for as a sale. When the Company retains control over transferred mortgage loans or mortgage securities, the transaction is accounted for as a secured borrowing. When the Company sells mortgage loans or mortgage securities in securitization and resecuritization transactions, it may retain one or more bond classes and servicing rights in the securitization. Gains and losses on the assets transferred are recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer.

Management believes the best estimate of the initial value of the residual securities it retains in a whole loan securitization is derived from the market value of the pooled loans. The initial value of the loans is estimated based on the expected open market sales price of a similar pool. In open market transactions, the purchaser has the right to reject loans at its discretion. In a loan securitization, loans cannot generally be rejected. As a result, management adjusts the market price for loans to compensate for the estimated value of rejected loans. The market price of the securities retained is derived by deducting the net proceeds received in the securitization (i.e. the economic value of the loans transferred) from the estimated adjusted market price for the entire pool of the loans.

An implied yield (discount rate) is derived by taking the projected cash flows generated using assumptions for prepayments, expected credit losses and interest rates and then solving for the discount rate required to present value the cash flows back to the initial value derived above. The Company then ascertains the resulting discount rate is commensurate with current market conditions. Additionally, the initial discount rate serves as the initial accretable yield used to recognize income on the securities.

For purposes of valuing the Company’s residual securities, it is important to know that in recent securitization transactions they not only have transferred loans to the trust, but they have also transferred interest rate agreements to the trust with the objective of reducing interest rate risk within the trust. During the period before loans are transferred in a securitization transaction the Company enters into interest rate swap or cap agreements. Certain of these interest rate agreements are then transferred into the trust at the time of securitization. Therefore, the trust assumes the obligation to make payments and obtains the right to receive payments under these agreements.

In valuing the Company’s residual securities, it is also important to understand what portion of the underlying mortgage loan collateral is covered by mortgage insurance. At the time of a securitization transaction, the trust legally assumes the responsibility to pay the mortgage insurance premiums associated with the loans transferred and the rights to receive claims for credit losses. Therefore, the Company has no obligation to pay these insurance premiums. The cost of the insurance is paid by the trust from proceeds the trust receives from the underlying collateral. This information is significant for valuation as the mortgage insurance significantly reduces the credit losses born by the owner of the loan. Mortgage insurance claims on loans where a defect occurred in the loan origination process will not be paid by the mortgage insurer. The assumptions the Company uses to value its residual securities consider this risk.

The following is a description of the methods used by the Company to transfer assets, including the related accounting treatment under each method:

•	Whole Loan Sales Whole loan sales represent loans sold to third parties with servicing released. Gains and losses on whole loan sales are recognized in the period the sale occurs and the Company has determined that the criteria for sales treatment has been achieved as it has surrendered control over the assets transferred. The Company generally has an obligation to repurchase whole loans sold in circumstances in which the borrower fails to make the first payment. Additionally, the Company is also required to repay all or a portion of the premium it receives on the sale of whole loans in the event that the loan prepays in its entirety in the first year. The Company records the fair value of recourse obligations upon the sale of the mortgage loans. See Note 9.

•	Loans and Securities Sold Under Agreements to Repurchase (Repurchase Agreements) Repurchase agreements represent legal sales of loans or mortgage securities and an agreement to repurchase the loans or mortgage securities at a later date. Repurchase agreements are accounted for as secured borrowings because the Company has not surrendered control of the transferred assets as it is both entitled and obligated to repurchase the transferred assets prior to their maturity.

•	Securitization Transactions The Company regularly securitizes mortgage loans by transferring mortgage loans to independent trusts which issue securities to investors. The securities are collateralized by the mortgage loans transferred into the independent trusts. The Company retains interests in some of the securities issued by the trust. Certain of the securitization agreements require the Company to repurchase loans that are found to have legal deficiencies subsequent to the date of transfer. The Company is also required to buy back any loan for which the borrower converts from an adjustable rate to a fixed rate. The fair values of these recourse obligations are recorded upon the transfers of the mortgage loans and on an ongoing basis. The Company also has the right, but not the obligation, to acquire loans when they are 90 to 119 days delinquent and at the time a property is liquidated. As discussed above, the accounting treatment for transfers of assets upon securitization depends on whether or not the Company has retained control over the transferred assets. The Company records an asset and a liability on the balance sheet for the aggregate fair value of delinquent loans that it has a right to call as of the balance sheet date when the securitization is accounted for as a sale.

•	Resecuritization Transactions The Company also engages in resecuritization transactions. A resecuritization is the transfer or sale of mortgage securities that the Company has retained in previous securitization transactions to an independent trust. Similar to a securitization, the trust issues securities that are collateralized by the mortgage securities transferred to the trust. Resecuritization transactions are accounted for as either a sale or a secured borrowing based on whether or not the Company has retained or surrendered control over the transferred assets. In the resecuritization transaction, the Company may retain an interest in a security that represents the right to receive the cash flows on the underlying mortgage security collateral after the senior bonds, issued to third parties, have been repaid in full.

Fee Income The Company receives fee income from several sources. The following describes significant fee income sources and the related accounting treatment:

•	Broker Fees Broker fees are paid by other lenders for placing loans with third-party investors (lenders) and are based on negotiated rates with each lender to whom the Company brokers loans. Revenue is recognized upon loan origination and delivery.

•	Loan Origination Fees Loan origination fees represent fees paid to the Company by borrowers and are associated with the origination of mortgage loans. Loan origination fees are determined based on the type and amount of loans originated. Loan origination fees and direct origination costs on mortgage loans held-in-portfolio are deferred and recognized over the life of the loan using the level yield method. Loan origination fees and direct origination costs on mortgage loans held-for-sale are deferred and considered as part of the carrying value of the loan when sold.

•	Service Fee Income Service fees are paid to the Company by either the investor on mortgage loans serviced or the borrower. Fees paid by investors on loans serviced are determined as a percentage of the principal collected for the loans serviced and are recognized in the period in which payments on the loans are received. Fees paid by borrowers on loans serviced are considered ancillary fees related to loan servicing and include late fees, processing fees and, for loans held-in-portfolio, prepayment penalties. Revenue is recognized on fees received from borrowers when an event occurs that generates the fee and they are considered to be collectible.

•	NovaStar Home Mortgage, Inc. (“NHMI”) Branch Management Fees During 2003, these fees were charged to LLCs formed to support NHMI branches to manage branch administrative operations, which included providing accounting, payroll, human resources, loan investor management and license management. The amount of the fees was agreed upon when entering the LLC agreements and recognized as services were rendered. Due to the elimination of the LLCs and their subsequent inclusion in the consolidated financial statements, branch management fees were eliminated in consolidation in 2004 and 2005. For 2003 these fees have been included in the results of discontinued operations.

Stock-Based Compensation During the fourth quarter of 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The Company selected the modified prospective method of adoption described in SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. Under this method, the change is retroactive to January 1, 2003 and compensation cost recognized in 2003 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date.

Income Taxes The Company is taxed as a Real Estate Investment Trust (“REIT”) under Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, the Company generally is not subject to federal income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its shareholders and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. Because the Company has paid or intends to pay dividends in the amount of its taxable income by the statutorily required due date, no provision for income taxes has been provided in the accompanying financial statements related to the REIT. However, NFI Holding Corporation, a wholly-owned subsidiary, and its subsidiaries have not elected REIT-status and, therefore, are subject to corporate income taxes. Accordingly, a provision for income taxes has been provided for the Company’s non-REIT subsidiaries.

The Company has elected to treat NFI Holding Corporation and its subsidiaries as taxable REIT subsidiaries (collectively the “TRS”). In general, the TRS may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. The subsidiaries comprising the TRS are subject to corporate federal income tax and are taxed as regular C corporations. However, special rules do apply to certain activities between a REIT and a TRS. For example, the TRS may be subject to earnings stripping limitations on the deductibility of interest paid to its REIT. In addition, a REIT will be subject to a 100% excise tax on certain excess amounts to ensure that (i) amounts paid to a TRS for services are based on amounts that would be charged in an arm’s-length amount by the TRS, (ii) fees paid to a REIT by the TRS are reflected at fair market value and (iii) interest paid by the TRS to its REIT is commercially reasonable.

The TRS records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. The Company has recorded a valuation allowance as discussed in Note 12.

Discontinued Operations As the demand for conforming loans has declined significantly since 2004, many branches have not been able to produce sufficient fees to meet operating expense demands. As a result of these conditions, a significant number of branch managers have voluntarily terminated employment with the Company. The Company has also terminated branches when loan production results were substandard. On November 4, 2005, the Company adopted a formal plan to terminate substantially all of the NHMI branches. The Company considers a branch to be discontinued upon its termination date, which is the point in time when the operations cease. The provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, require the results of operations associated with those branches terminated subsequent to January 1, 2004 to be classified as discontinued operations and segregated from the Company’s continuing results of operations for all periods presented. The Company has presented the operating results of NHMI and its branches as of June 30, 2006, as discontinued operations in the Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003.

Earnings Per Share (EPS) Basic earnings per share excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is calculated assuming all options, restricted stock, performance based awards and warrants on the Company’s common stock have been exercised, unless the exercise would be antidilutive.

Commitments to Originate Mortgage Loans Commitments to originate mortgage loans meet the definition of a derivative and are recorded at fair value and are classified as other liabilities in the Company’s consolidated balance sheets. The Company uses the Black-Scholes option pricing model to determine the value of its commitments. Significant assumptions used in the valuation determination include volatility, strike price, current market price, expiration and one-month LIBOR.

New Accounting Pronouncements In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123(R)”). This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. Entities no longer have the option to use the intrinsic value method of Accounting Principal Board Opinion 25, Account for Stock Issued to Employees (“APB 25”) that was provided in SFAS No. 123 as originally issued, which generally resulted in the recognition of no compensation cost. Under SFAS No. 123(R), the cost of employee services received in exchange for an equity award must be based on the grant-date fair value of the award. The cost of the awards under SFAS No. 123(R) will be recognized over the period an employee provides service, typically the vesting period. No compensation cost is recognized for equity instruments in which the requisite service is not provided. This Statement is effective at the beginning of the next fiscal year that begins after June 15, 2005. As discussed in Note 1, the Company implemented the fair value provisions of SFAS No. 123 during 2003. As such, the adoption of SFAS No. 123(R) is not anticipated to have a significant impact on the Company’s consolidated financial statements.

In March 2005, SEC Staff Accounting Bulletin (“SAB”) No. 107, Application of FASB No. 123 (revised 2004), Accounting for Stock-Based Compensation was released. This release summarizes the SEC staff position regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. The adoption of this release is not anticipated to have a significant impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement changes the requirements for the accounting and reporting of a change in accounting principle, reporting entity, accounting estimate and correction of an error. SFAS No. 154 applies to (a) financial statements of business enterprises and not-for-profit organizations and (b) historical summaries of information based on primary financial statements that include an accounting period in which an accounting change or error correction is reflected and is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued. The adoption of this Statement is not anticipated to have a significant impact on the Company’s consolidated financial statements.

In November 2005, FASB Staff Position (“FSP”) SFAS 140-2, Clarification of the Application of Paragraphs 40(b) and 40(c) of FASB Statement No. 140, was issued. This FSP addresses whether a QSPE would fail to meet the conditions of a QSPE under the current requirements of Statement 140 if either (a) unexpected events outside the control of the transferor or (b) a transferor’s temporary holdings of beneficial interests previously issued by a QSPE and sold to outside parties, cause the notional amount of passive derivatives held by an QSPE to exceed the amount of beneficial interests held by outside parties. This FSP clarifies that the requirements of paragraphs 40(b) and 40(c) must be met only at the date a QSPE issues beneficial interests or when a passive derivative financial instrument needs to be replaced upon the occurrence of a specified event outside the control of the transferor. This FSP is effective as of November 9, 2005. The guidance regarding unexpected events should be applied prospectively. The adoption of this FSP did not have a significant impact on the Company’s consolidated financial statements.

During November 2005, the FASB issued FSP SFAS 115-1 and SFAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which outlines a three-step model that should be applied each reporting period to identify investment impairments. In periods after an impairment loss on a debt security is recognized, the investor should account for the security as if it had been purchased on the impairment measurement date. The discount (or reduced premium), based on the new cost basis, should be amortized over the remaining life of the security. This FSP carries forward the disclosure requirements of Emerging Issues Task Force (“EITF”) Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, but nullifies certain other requirements of this EITF. This FSP also clarifies that investments within the scope of EITF Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, must be included in the required tabular disclosures. The guidance in this FSP should be applied to reporting periods beginning after December 15, 2005. Earlier application is permitted. The adoption of this FSP is not anticipated to have a significant impact on the Company’s consolidated financial statements.

During December 2005, the FASB issued FSP Statement of Position (“SOP”) 94-6-1, Terms of Loan Products That May Give Rise to a Concentration of Credit Risk, which addresses the circumstances under which the terms of loan products give rise to such risk and the disclosures or other accounting considerations that apply for entities that originate, hold, guarantee, service, or invest in loan products with terms that may give rise to a concentration of credit risk. The guidance under this FSP is effective for interim and annual periods ending after December 19, 2005 and for loan products that are determined to represent a concentration of credit risk, disclosure requirements of SFAS 107, Disclosures about Fair Value of Financial Instruments, should be provided for all periods presented. The adoption of this FSP did not have a significant impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, an amendment of FASB Statements No. 133 and SFAS No. 140 (“SFAS 155”). This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It also clarifies which interest-only strips and principal-only strips are not subject to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). The statement also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation. The statement also clarifies that concentration of credit risks in the form of subordination are not embedded derivatives, and it also amends SFAS 140 to eliminate the prohibition on a QSPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Early adoption of this statement is allowed. The Company is still evaluating the impact the adoption of this statement will have on its consolidated financial statements.

Reclassifications Reclassifications to prior year amounts have been made to conform to current year presentation. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reclassified the operating results of NHMI and its branches as of June 30, 2006, as discontinued operations in the Consolidated Statements of Income for the years ended 2005, 2004 and 2003.

Note 2. Mortgage Loans

Mortgage loans, all of which are secured by residential properties, consisted of the following as of December 31, (dollars in thousands):

	2005	2004
Mortgage loans – held-for-sale:
Outstanding principal	$1,235,159	$719,904
Net premium	12,015	6,760

	1,247,174	726,664
Loans under removal of accounts provision	44,382	20,930

Mortgage loans – held-for-sale	$1,291,556	$747,594

Mortgage loans – held-in-portfolio:
Outstanding principal	$29,084	$58,859
Net unamortized premium	455	1,175

Amortized cost	29,539	60,034
Allowance for credit losses	(699)	(507)

Mortgage loans – held-in-portfolio	$28,840	$59,527

Activity in the allowance for credit losses is as follows for the three years ended December 31, (dollars in thousands):

	2005	2004	2003
Balance, January 1	$507	$1,319	$3,036
Provision for credit losses (recoveries)	1,038	726	(389)
Amounts charged off, net of recoveries	(846)	(1,538)	(1,328)

Balance, December 31	$699	$507	$1,319

The servicing agreements the Company executes for loans securitized include a “clean up” call option which gives them the right, not the obligation, to repurchase mortgage loans from the trust when the aggregate principal balance of the mortgage loans has declined to ten percent or less of the original aggregated mortgage loan principal balance. On September 25, 2005, the Company exercised the “clean up” call option on NMFT Series 1999-1 and repurchased loans with a remaining principal balance of $14.0 million from the trust for $6.8 million in cash. The trust distributed the $6.8 million to retire the bonds held by third parties. Along with the cash paid to the trust, the cost basis of the NMFT Series 1999-1 mortgage security, $7.4 million, became part of the cost basis of the repurchased mortgage loans. At December 31, 2005, the Company had the right, not the obligation to repurchase $71.1 million of mortgage loans from the NMFT Series 2000-1, NMFT Series 2000-2 and NMFT Series 2001-1 securitization trust.

During 1997 and 1998, the Company completed the securitization of loans in transactions that were structured as financing arrangements for accounting purposes. These non-recourse financing arrangements match the loans with the financing arrangement for long periods of time, as compared to repurchase agreements that mature frequently with interest rates that reset frequently and have liquidity risk in the form of margin calls. Under the terms of the asset-backed bonds the Company is entitled to repurchase the mortgage loan collateral and repay the remaining bond obligations when the aggregate collateral principal balance falls below 35% of their original balance for the loans in Series 97-01 and 25% for the loans in Series 97-02, Series 98-01 and Series 98-02. During the fourth quarter of 2005, the Company exercised this option for issues 1997-1 and 1997-2 and retired the related asset-backed bonds, which had a remaining balance of $7.8 million. The mortgage loans were transferred from the held-in-portfolio classification to held-for-sale and have been or will be sold to third party investors or used as collateral in the Company’s securitization transactions.

The majority of mortgage loans serve as collateral for borrowing arrangements discussed in Note 8. The weighted-average interest rate on mortgage loans as of December 31, 2005 and 2004 was 8.15% and 7.88%, respectively.

Collateral for 22% and 20% of the mortgage loans outstanding as of December 31, 2005 was located in California and Florida, respectively. The Company has no other significant concentration of credit risk on mortgage loans.

The recorded investment in loans in non-accrual status and in loans past due 90 days or more, but still accruing interest was $3.7 million and $7.2 million as of December 31, 2005, respectively.

Details of loan securitization transactions on the date of the securitization are as follows (dollars in thousands):

	Net Bond Proceeds	Allocated Value of Retained Interests			Principal Balance of Loans Sold	Fair Value of Derivative Instruments Transferred	Gain Recognized
		Mortgage Servicing Rights	Subordinated Bond Classes
Year ended December 31, 2005:
NMFT Series 2005-1	$2,066,840	$11,448	$88,433		$2,100,000	$13,669	$18,136
NMFT Series 2005-2	1,783,102	9,751	62,741		1,799,992	2,364	29,202
NMFT Series 2005-3	2,425,088	14,966	104,206	(D)	2,499,983	9,194	3,947
NMFT Series 2005-4 (A)	1,153,033	7,311	77,040	(C)	1,221,055	5,232	$7,480

	$7,428,063	$43,476	$332,420		$7,621,030	$30,459	$58,765

Year ended December 31, 2004:
NMFT Series 2003-4 (B)	$472,391	$1,880	$22,494		$479,810	$—	$9,015
NMFT Series 2004-1	1,722,282	7,987	92,059		1,750,000	(13,848)	64,112
NMFT Series 2004-2	1,370,021	6,244	67,468		1,399,999	15,665	8,961
NMFT Series 2004-3	2,149,260	9,520	104,901		2,199,995	(6,705)	40,443
NMFT Series 2004-4	2,459,875	13,628	94,911		2,500,000	5,617	21,721

	$8,173,829	$39,259	$381,833		$8,329,804	$729	$144,252

Year ended December 31, 2003:
NMFT Series 2003-1	$1,253,820	$5,116	$82,222		$1,300,141	$(11,723)	$29,614
NMFT Series 2003-2	1,476,358	5,843	78,686		1,499,998	(14,000)	50,109
NMFT Series 2003-3	1,472,920	5,829	84,268		1,499,374	6,988	34,544
NMFT Series 2003-4	1,004,427	3,986	47,499		1,019,922	(192)	22,035

	$5,207,525	$20,774	$292,675		$5,319,435	$(18,927)	$136,302

(A)	On January 20, 2006 NovaStar Mortgage delivered the remaining $378.9 million in loans collateralizing NMFT Series 2005-4. All of the bonds were issued to the third-party investors at the date of initial close, but the Company did not receive the escrowed proceeds related to the final close until January 20, 2006.
(B)	On January 14, 2004 NovaStar Mortgage delivered the remaining $479.8 million in loans collateralizing NMFT Series 2003-4. All of the bonds were issued to the third-party investors at the date of initial close, but the Company did not receive the escrowed proceeds related to the final close until January 14, 2004.
(C)	NMFT Series 2005-4 subordinated bond classes includes $42.9 million related to the Class M-9, Class M-10, Class M-11 and Class M-12 certificates, which were retained by the Company. The Class M-9, Class M-10, Class M-11 and Class M-12 certificates have a combined initial certificate balance (par value) of $54.4 million. The Class M-9 is rated A/Baa3/BBB+ by Standard & Poor’s (“S&P”), Moody’s and Fitch, respectively. The Class M-10 is rated BBB+/Ba1/BBB by S&P, Moody’s and Fitch, respectively. The Class M-11 is rated BBB/BBB- by S&P and Fitch, respectively. The Class M-12 is rated BBB- by S&P.
(D)	NMFT Series 2005-3 subordinated bond classes includes $44.3 million related to the Class M-11 and Class M-12 certificates, which were retained by the Company. The Class M-11 and Class M-12 certificates have a combined initial certificate balance (par value) of $55 million. The M-11 is rated BBB/BBB- by S&P and Fitch, respectively. The M-12 is rated BBB- by S&P,

In the securitizations, the Company retains residual securities (representing interest-only securities, prepayment penalty bonds and overcollateralization bonds) and certain investment-grade rated subordinated securities representing subordinated interests in the underlying cash flows and servicing responsibilities. The value of the Company’s retained securities is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

During 2005 and 2004, U.S. government-sponsored enterprises purchased 51% and 55%, respectively, of the bonds sold to the third-party investors in the Company’s securitization transactions. The investors and securitization trusts have no recourse to the Company’s assets for failure of borrowers to pay when due except when defects occur in the loan documentation and underwriting process, either through processing errors made by the Company or through intentional or unintentional misrepresentations made by the borrower or agents during those processes. Refer to Note 9 for further discussion.

Fair value of the residual securities at the date of securitization is measured by estimating the open market sales price of a similar loan pool. An implied yield (discount rate) is calculated based on the value derived and using projected cash flows generated using key economic assumptions. Key economic assumptions used to project cash flows at the time of loan securitization during the three years ended December 31, 2005 were as follows:

Mortgage Loan Collateral for NovaStar Mortgage Funding Trust Series	Constant Prepayment Rate	Average Life (in Years)	Expected Total Credit Losses, Net of Mortgage Insurance (A)	Discount Rate
2005-4	43%	2.13	2.3%	15%
2005-3	41	2.06	2.0	15
2005-2	39	2.02	2.1	13
2005-1	37	2.40	3.6	15
2004-4	35	2.29	4.0	26
2004-3	34	2.44	4.5	19
2004-2	31	2.70	5.1	26
2004-1	33	2.71	5.9	20
2003-4	30	3.06	5.1	20
2003-3	22	3.98	3.6	20
2003-2	25	3.54	2.7	28
2003-1	28	3.35	3.3	20

(A)	Represents expected credit losses for the life of the securitization up to the expected date in which the related asset-backed bonds can be called.

Fair value of the subordinated securities at the date of securitization is based on quoted market prices.

Note 3. Mortgage Securities – Available-for-Sale

Mortgage securities – available-for-sale consisted of the Company’s investment in the residual securities and subordinated securities that the trusts issued. Management estimates the fair value of the residual securities by discounting the expected future cash flows of the collateral and bonds. Fair value of the subordinated securities is based on quoted market prices. The average yield on mortgage securities – available-for-sale is the interest income for the year as a percentage of the average fair market value of the securities. The cost basis, unrealized gains and losses, estimated fair value and average yield of mortgage securities – available-for-sale as of December 31, 2005 and 2004 were as follows (dollars in thousands):

	Cost Basis	Unrealized Gains	Unrealized Losses Less Than Twelve Months	Estimated Fair Value	Average Yield
As of December 31, 2005	$394,107	$113,785	$(2,247)	$505,645	35.6%
As of December 31, 2004	409,946	79,229	—	489,175	31.4

During 2005 and 2004, management concluded that the decline in value on various securities in the Company’s mortgage securities portfolio were other-than-temporary. As a result, the Company recognized an impairment on mortgage securities – available-for-sale of $17.6 million in 2005 and $15.9 million in 2004. The impairments were a result of a significant increase in short-term interest rates during the year as well as higher than anticipated prepayments. While the Company uses forward yield curves in valuing mortgage securities, the increase in two-year and three-year swap rates was greater than the forward yield curve had anticipated, thus causing a greater than expected decline in value. Prepayments were higher than expected due to substantial increases in housing prices in the past few years.

As of December 31, 2005, the Company had two subordinated available-for-sale securities with fair values aggregating $42.8 million that were not deemed to be other-than-temporarily impaired. The temporary impairment was caused by market spreads increasing for these securities. Because there was not an unfavorable change in the estimated future discounted cash flows related to these securities from the prior reporting period and the Company has the ability and intent to hold these securities until a recovery of fair value, the Company does not consider these securities to be other-than-temporarily impaired as of December 31, 2005.

The following table is a rollforward of mortgage securities – available-for-sale from January 1, 2004 to December 31, 2005 (dollars in thousands):

	Cost Basis	Net Unrealized Gain	Estimated Fair Value of Mortgage Securities
As of January 1, 2004	$294,562	$87,725	$382,287
Increases (decreases) to mortgage securities:
New securities retained in securitizations	381,833	6,637	388,470
Accretion of income (A)	100,666	—	100,666
Proceeds from paydowns of securities (A) (B)	(351,213)	—	(351,213)
Impairment on mortgage securities - available-for-sale	(15,902)	15,902	—
Mark-to-market value adjustment	—	(31,035)	(31,035)

Net increase (decrease) to mortgage securities	115,384	(8,496)	106,888

As of December 31, 2004	$409,946	$79,229	$489,175

Increases (decreases) to mortgage securities:
New securities retained in securitizations	289,519	2,073	291,592
Accretion of income (A)	171,734	—	171,734
Proceeds from paydowns of securities (A)(B)	(452,050)	—	(452,050)
Impairment on mortgage securities - available-for-sale	(17,619)	17,619	—
Transfer of basis to mortgage loans held-for-sale due to repurchase of mortgage loans from securitization trust (C)	(7,423)	—	(7,423)
Mark-to-market value adjustment	—	12,617	12,617

Net increase (decrease) to mortgage securities	(15,839)	32,309	16,470

As of December 31, 2005	$394,107	$111,538	$505,645

(A)	Cash received on mortgage securities with no cost basis was $17.6 million for the year ended December 31, 2005 and $32.2 million for the year ended December 31, 2004.
(B)	For mortgage securities with a remaining cost basis, the Company reduces the cost basis by the amount of cash that is contractually due from the securitization trusts. In contrast, for mortgage securities in which the cost basis has previously reached zero, the Company records in interest income the amount of cash that is contractually due from the securitization trusts. In both cases, there are instances where the Company may not receive a portion of this cash until after the balance sheet reporting date. Therefore, these amounts are recorded as receivables from the securitization trusts and included in other assets. As of December 31, 2005 and December 31, 2004, the Company had receivables from securitization trusts of $3.4 million and $4.1 million, respectively, related to mortgage securities with a remaining cost basis. Also, the Company had receivables from securitization trusts of $0.3 million and $0.7 million related to mortgage securities with a zero cost basis as of December 31, 2005 and 2004, respectively.
(C)	The NMFT Series 1999-1 was called on September 25, 2005.

Maturities of mortgage securities owned by the Company depend on repayment characteristics and experience of the underlying financial instruments. The Company expects the securities it owns as of December 31, 2005 to mature in one to five years.

During 2005 and 2004, the Company securitized the interest-only, prepayment penalty and overcollateralization securities of various securitizations and issued NovaStar Net Interest Margin Certificates (NIMs). These resecuritizations were accounted for as secured borrowings. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, control over the transferred assets was not surrendered and thus the transactions were recorded as financings for the mortgage securities. The detail of these transactions is shown in Note 8.

As of December 31, 2005, key economic assumptions and the sensitivity of the current fair value of the Company’s residual securities to immediate adverse changes in those assumptions are as follows, on average for the portfolio (dollars in thousands):

Carrying amount/fair value of residual interests (A)	$462,834
Weighted average life (in years)	1.4
Weighted average prepayment speed assumption (CPR) (percent)	49
Fair value after a 10% increase	$461,467
Fair value after a 25% increase	$463,143
Weighted average expected annual credit losses (percent of current collateral balance)	2.1
Fair value after a 10% increase	$440,991
Fair value after a 25% increase	$411,016
Weighted average residual cash flows discount rate (percent)	18
Fair value after a 500 basis point increase	$438,251
Fair value after a 1000 basis point increase	$411,459
Market interest rates
Fair value after a 100 basis point increase	$430,372
Fair value after a 200 basis point increase	$404,931

(A)	The subordinated securities are not included in this table as their fair value is based on quoted market prices.

These sensitivities are hypothetical and should be used with caution. As the analysis indicates, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

The actual static pool credit loss as of December 31, 2005 was 0.28% and the cumulative projected static pool credit loss for the life of the securities is 1.35%. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.

The table below presents quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them (dollars in thousands):

	December 31,
	Total Principal Amount of Loans (A)		Principal Amount of Loans 30 Days or More Past Due		Net Credit Losses During the Year Ended December 31,
	2005	2004	2005	2004	2005		2004
Loans securitized (B)	$12,722,279	$11,350,311	$573,235	$324,333	$38,639		$21,535
Loans held-for-sale	1,235,423	720,035	5,333	3,383	1,027		1,097
Loans held-in-portfolio	30,028	59,836	5,564	10,174	1,072	(C)	2,490	(C)

Total loans managed or securitized (D)	$13,987,730	$12,130,182	$584,132	$337,890	$40,738		$25,122

(A)	Includes assets acquired through foreclosure.
(B)	Loans under removal of accounts provision have not been repurchased from the securitization trusts, therefore, they are included in loans securitized.
(C)	Excludes mortgage insurance proceeds on policies paid by the Company and includes interest accrued on loans 90 days or more past due for which the Company had discontinued interest accrual.
(D)	Does not include loans being interim serviced after sale.

Note 4. Mortgage Securities - Trading

As of December 31, 2005, mortgage securities – trading consisted of the NMFT Series 2005-4 M-9, M-10, M-11 and M-12 bond class securities retained by the Company from this securitization transaction as discussed in Note 2. The aggregate fair market value of these securities as of December 31, 2005 was $43.7 million. Management estimates their fair value based on quoted market prices. The $549,000 net trading gains recognized to earnings by the Company for the year ended December 31, 2005 relate to the NMFT Series 2005-4 class M-9 through M-12 securities still held by the Company as of December 31, 2005.

As of December 31, 2004, mortgage securities - trading consisted of an adjustable-rate mortgage-backed security with a fair market value of $143.2 million. During the first quarter of 2005, the Company sold this security. No gain or loss was recognized on this security during the years ended December 31, 2005 and 2004.

The Company owned no trading securities during the year ended December 31, 2003, therefore, no trading gains or losses were recognized by the Company during 2003.

As of December 31, 2005 and 2004, the Company had pledged all of its trading securities as collateral for financing purposes.

Note 5. Mortgage Servicing Rights

The Company records mortgage servicing rights arising from the transfer of loans to the securitization trusts. The following schedule summarizes the carrying value of mortgage servicing rights and the activity during 2005, 2004 and 2003 (dollars in thousands):

	2005	2004	2003
Balance, January 1	$42,010	$19,685	$7,906
Amount capitalized in connection with transfer of loans to securitization trusts	43,476	39,259	20,774
Amortization	(28,364)	(16,934)	(8,995)

Balance, December 31	$57,122	$42,010	$19,685

The estimated fair value of the servicing rights aggregated $71.9 million and $58.6 million at December 31, 2005 and December 31, 2004, respectively. The fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates. The fair value as of December 31, 2005 was determined utilizing a 12% discount rate, credit losses net of mortgage insurance (as a percent of current principal balance) of 2.1% and an annual prepayment rate of 49%. The fair value as of December 31, 2004 was determined utilizing a 15% discount rate, credit losses net of mortgage insurance (as a percent of current principal balance) of 3.3% and an annual prepayment rate of 39%. There was no allowance for the impairment of mortgage servicing rights as of December 31, 2005, 2004 and 2003.

Mortgage servicing rights are amortized in proportion to and over the estimated period of net servicing income. The estimated amortization expense for 2006, 2007, 2008, 2009, 2010 and thereafter is $28.0 million, $15.1 million, $5.9 million, $2.9 million, $1.7 million and $3.5 million, respectively.

The Company receives annual servicing fees approximating 0.50% of the outstanding balance and rights to future cash flows arising after the investors in the securitization trusts have received the return for which they contracted. Servicing fees received from the securitization trusts were $59.8 million, $41.5 million and $21.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. During the year ended December 31, 2005, the Company purchased $220,000 in principal balance of delinquent or foreclosed loans on securitizations in which the Company did not maintain control over the mortgage loans transferred. The Company incurred losses of $220,000 from the purchase of these delinquent or foreclosed loans during the year ended December 31, 2005. No such purchases were made in the years ended December 31, 2004 and 2003.

The Company holds, as custodian, principal and interest collected from borrowers on behalf of the securitization trusts, as well as funds collected from borrowers to ensure timely payment of hazard and primary mortgage insurance and property taxes related to the properties securing the loans. These funds are not owned by the Company and are held in trust. The Company held, as custodian, $585.1 million and $471.5 million at December 31, 2005 and 2004, respectively.

Note 6. Warehouse Notes Receivable

The Company had $25.4 million and $5.9 million due from borrowers at December 31, 2005 and 2004, respectively. These notes receivable represent warehouse lines of credit provided to a network of approved mortgage borrowers. The weighted average interest rate on these notes receivable is indexed to one-month LIBOR and was 7.89% and 5.92% at December 31, 2005 and 2004, respectively.

Note 7. Property and Equipment, Net

Property and equipment consisted of the following at December 31, (dollars in thousands):

	2005	2004
Office and computer equipment	$15,473	$18,957
Furniture and fixtures	9,523	8,406
Leasehold improvements	4,807	3,423

	29,803	30,786
Less accumulated depreciation	16,671	15,310

Property and equipment, net	$13,132	$15,476

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $7.4 million, $6.1 million and $3.9 million, respectively. The Company recorded losses from disposals of property and equipment of $226,000 during the year ended December 31, 2005.

Note 8. Borrowings

Short-term Borrowings The following tables summarize the Company’s repurchase agreements as of December 31, 2005 and 2004 (dollars in thousands):

	Maximum Borrowing Capacity	Rate	Days to Reset	Balance	Average Daily Balance During the Year	Weighted Average Interest Rate During the Year	Maximum Amount Outstanding During the Year
December 31, 2005
Short-term borrowings (indexed to one-month LIBOR):
Repurchase agreement expiring November 15, 2006	$1,000,000	4.98%	1	$388,056
Repurchase agreement expiring April 14, 2006	800,000	5.30	13	262,867
Repurchase agreement expiring February 6, 2006	800,000	5.12	25	422,452
Repurchase agreement expiring September 29, 2006	750,000	5.25	9	327,339
Repurchase agreement expiring August 4, 2006	100,000	—	25	—
Repurchase agreement, expiring December 1, 2006	50,000	5.38	12	17,855

Total short-term borrowings	$3,500,000			$1,418,569	$1,294,452	4.20%	$2,839,953

December 31, 2004
Short-term borrowings (indexed to one-month LIBOR):
Repurchase agreement expiring November 15, 2005	$1,000,000	3.39%	1	$488,089
Repurchase agreement expiring March 30, 2005	800,000	3.25	11	128,107
Repurchase agreement expiring October 7, 2005	800,000	3.30	25	104,693
Repurchase agreement expiring June 30, 2005	750,000	2.88	1	36,113
Repurchase agreement expiring April 30, 2005	300,000	2.93	25	8,643
Repurchase agreement expiring August 26, 2005	100,000	3.90	12	3,971
Repurchase agreement, expiring January 24, 2005	135,912	2.47	24	135,912

Total short-term borrowings	$3,885,912			$905,528	$1,226,313	2.96%	$2,587,112

The Company’s mortgage loans and certain mortgage securities are pledged as collateral on borrowings. All short-term financing arrangements require the Company to maintain minimum tangible net worth, meet a minimum equity ratio test and comply with other customary debt covenants. The Company is in compliance with all debt covenants.

Repurchase agreements generally contain margin calls under which a portion of the borrowings must be repaid if the fair value of the mortgage securities – available-for-sale, mortgage securities - trading or mortgage loans collateralizing the repurchase agreements falls below a contractual ratio to the borrowings outstanding.

Accrued interest on the Company’s repurchase agreements was $3.2 million as of December 31, 2005 as compared to $1.6 million as of December 31, 2004.

In connection with the lending agreement with UBS Warburg Real Estate Securities, Inc. (UBS), NovaStar Mortgage SPV I (NovaStar Trust), a Delaware statutory trust, has been established by NovaStar Mortgage, Inc. (NMI) as a wholly owned special-purpose warehouse finance subsidiary whose assets and liabilities are included in the Company’s consolidated financial statements.

NovaStar Trust has agreed to issue and sell to UBS mortgage notes (the “Notes”). Under the legal agreements which document the issuance and sale of the Notes:

•	all assets which are from time to time owned by NovaStar Trust are legally owned by NovaStar Trust and not by NMI.

•	NovaStar Trust is a legal entity separate and distinct from NMI and all other affiliates of NMI.

•	the assets of NovaStar Trust are legally assets only of NovaStar Trust, and are not legally available to NMI and all other affiliates of NMI or their respective creditors, for pledge to other creditors or to satisfy the claims of other creditors.

•	none of NMI or any other affiliate of NMI is legally liable on the debts of NovaStar Trust, except for an amount limited to 10% of the maximum dollar amount of the Notes permitted to be issued.

•	the only assets of NMI which result from the issuance and sale of the Notes are:

1)	any cash portion of the purchase price paid from time to time by NovaStar Trust in consideration of Mortgage Loans sold to NovaStar Trust by NMI; and

2)	the value of NMI’s net equity investment in NovaStar Trust.

As of December 31, 2005, NovaStar Trust had the following assets:

1)	whole loans: $389.0 million

2)	cash and cash equivalents: $1.8 million.

As of December 31, 2005, NovaStar Trust had the following liabilities and equity:

1)	short-term debt due to UBS: $388.0 million, and

2)	$2.8 million in members’ equity investment.

Asset-backed Bonds (“ABB”) The Company issued ABB secured by its mortgage loans as a means for long-term financing. For financial reporting and tax purposes, the mortgage loans held-in-portfolio as collateral are recorded as assets of the Company and the ABB are recorded as debt. Interest and principal on each ABB is payable only from principal and interest on the underlying mortgage loans collateralizing the ABB. Interest rates reset monthly and are indexed to one-month LIBOR. The estimated weighted-average months to maturity is based on estimates and assumptions made by management. The actual maturity may differ from expectations. However, the Company retains the option to repay the ABB, and reacquire the mortgage loans, when the remaining unpaid principal balance of the underlying mortgage loans falls below 35% of their original amounts for issue 1997-1 and 25% on 1997-2, 1998-1 and 1998-2. During the fourth quarter of 2005, the Company exercised this option for issues 1997-1 and 1997-2 and retired the related asset-backed bonds which had a remaining balance of $7.8 million. The mortgage loans were transferred from the held-in-portfolio classification to held-for-sale and have been or will be sold to third party investors or used as collateral in the Company’s securitization transactions.

The Company issued net interest margin certificates (“NIMs”) secured by its mortgage securities available-for-sale as a means for long-term financing. For financial reporting and tax purposes, the mortgage securities available-for-sale collateral are recorded as assets of the Company and the NIMs are recorded as debt. The performance of the mortgage loan collateral underlying these securities, as presented in Note 2 directly affects the performance of these bonds. Interest rates are fixed at the time of issuance and do not adjust over the life of the bonds. The estimated weighted average months to maturity are based on estimates and assumptions made by management. The actual maturity may differ from expectations.

The following table summarizes the NIMs transactions for the years ended December 31, 2005 and 2004 (dollars in thousands):

	Date Issued	Bonds Issued	Interest Rate	Collateral (NMFT Series) (A)
Year ended December 31, 2005:
Issue 2005-N1	June 22, 2005	$130,875	4.78%	2005-1 and 2005-2

Year ended December 31, 2004:
Issue 2004-N1	February 19, 2004	$156,600	4.46%	2003-3 and 2003-4
Issue 2004-N2	July 23, 2004	157,500	4.46	2004-1 and 2004-2
Issue 2004-N3	December 21, 2004	201,000	3.97	2004-3 and 2004-4

(A)	The NIMs transactions are secured by the interest-only, prepayment penalty and overcollateralization securities of the respective residual mortgage securities – available-for-sale.

The following is a summary of outstanding ABB and related loans (dollars in thousands):

	Asset-backed Bonds			Mortgage Loans
	Remaining Principal	Interest Rate	Estimated Weighted Average Months to Call	Remaining Principal (A)		Weighted Average Coupon
As of December 31, 2005:
NovaStar Home Equity Series:
Collateralizing Mortgage Loans:
Issue 1998-1	$9,391	4.78%	33	$10,933		9.91%
Issue 1998-2	17,558	4.79	48	19,095		9.82

	$26,949			$30,028

Collateralizing Mortgage Securities – Available-for-Sale:
Issue 2004-N2	$3,557	4.46%	1	(B	)	(B	)
Issue 2004-N3	49,475	3.97	9	(C	)	(C	)
Issue 2005-N1	73,998	4.78	22	(D	)	(D	)
Unamortized debt issuance costs, net	(1,400)

	$125,630

As of December 31, 2004:
NovaStar Home Equity Series:
Collateralizing Mortgage Loans:
Issue 1997-1	$5,508	2.69%	21	$6,939		10.36%
Issue 1997-2	8,333	2.69	36	9,414		10.29
Issue 1998-1	13,827	2.58	50	16,152		9.95
Issue 1998-2	25,785	2.59	60	27,331		9.76

	$53,453			$59,836

Collateralizing Mortgage Securities – Available-for-Sale:
Issue 2003-N1	$5,825	7.39%	4	(E	)	(E	)
Issue 2004-N1	48,830	4.46	9	(F	)	(F	)
Issue 2004-N2	93,586	4.46	6	(B	)	(B	)
Issue 2004-N3	193,093	3.97	36	(C	)	(C	)
Unamortized debt issuance costs, net	(4,893)

	$336,441

(A)	Includes assets acquired through foreclosure.
(B)	Collateral for the 2004-N2 ABB is the interest-only, prepayment penalty and overcollateralization mortgage securities of NMFT 2004-1 and NMFT 2004-2.
(C)	Collateral for the 2004-N3 ABB is the interest-only, prepayment penalty and overcollateralization mortgage securities of NMFT 2004-3 and NMFT 2004-4.
(D)	Collateral for the 2005-N1 ABB is the interest-only, prepayment penalty and overcollateralization mortgage securities of NMFT 2005-1 and NMFT 2005-2.
(E)	Collateral for the 2003-N1 ABB is the interest-only, prepayment penalty and overcollateralization mortgage securities of NMFT 2003-2.
(F)	Collateral for the 2004-N1 ABB is the interest-only, prepayment penalty and overcollateralization mortgage securities of NMFT 2003-3 and NMFT 2003-4.

The following table summarizes the expected repayment requirements relating to the securitization bond financing at December 31, 2005. Amounts listed as bond payments are based on anticipated receipts of principal and interest on underlying mortgage loan collateral using expected prepayment speeds (dollars in thousands):

Asset-backed Bonds
2006	$120,609
2007	22,616
2008	6,268
2009	1,549
2010	2,937
Thereafter	—

Junior Subordinated Debentures In March 2005, the Company established NovaStar Capital Trust I (“NCTI”), a statutory trust organized under Delaware law for the sole purpose of issuing trust preferred securities. The Company owns all of the common securities of NCTI. On March 15, 2005, NCTI issued $50 million in unsecured floating rate trust preferred securities to other investors. The trust preferred securities require quarterly interest payments. The interest rate is floating at the three-month LIBOR rate plus 3.5% and resets quarterly. The trust preferred securities are redeemable, at NCTI’s option, in whole or in part, anytime without penalty on or after March 15, 2010, but are mandatorily redeemable when they mature on March 15, 2035. If they are redeemed on or after March 15, 2010, but prior to maturity, the redemption price will be 100% of the principal amount plus accrued and unpaid interest.

The proceeds from the issuance of the trust preferred securities and from the sale of 100% of the voting common stock of NCTI to the Company were loaned to the Company in exchange for $51.6 million of junior subordinated debentures of the Company, which are the sole assets of NCTI. The terms of the junior subordinated debentures match the terms of the trust preferred securities. The debentures are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations of the Company. The Company also entered into a guarantee, which together with its obligations under the junior subordinated debentures, provides full and unconditional guarantees of the trust preferred securities. Following payment by the Company of offering costs, the Company’s net proceeds from the offering aggregated $48.4 million.

The assets and liabilities of NCTI are not consolidated into the consolidated financial statements of the Company. Accordingly, the Company’s equity interest in NCTI is accounted for using the equity method. Interest on the junior subordinated debt is included in the Company’s consolidated statements of income as interest expense—subordinated debt and the junior subordinated debentures are presented as a separate category on the consolidated balance sheets.

Note 9. Commitments and Contingencies

Commitments The Company has commitments to borrowers to fund residential mortgage loans as well as commitments to purchase and sell mortgage loans to third parties. As of December 31, 2005, the Company had outstanding commitments to originate, purchase and sell loans of $545.4 million, $33.4 million and $93.6 million, respectively. As of December 31, 2004, the Company had outstanding commitments to originate loans of $370.6 million. The Company had no commitments to purchase or sell loans at December 31, 2004. The commitments to originate and purchase loans do not necessarily represent future cash requirements, as some portion of the commitments are likely to expire without being drawn upon or may be subsequently declined for credit or other reasons.

The Company leases office space under various operating lease agreements. Rent expense for 2005, 2004 and 2003, aggregated $11.0 million, $15.9 million and $7.5 million, respectively. At December 31, 2005, future minimum lease commitments under those leases are as follows (dollars in thousands):

Lease Obligations
2006	$9,612
2007	9,310
2008	8,904
2009	8,603
2010	6,554
Thereafter	3,238

The Company has entered into various lease agreements in which the lessor agreed to repay the Company for certain existing lease obligations. The Company received approximately $61,000 and $2.3 million related to these agreements in 2004 and 2003, respectively. The Company received no funds related to these lease agreements during 2005 due to the agreements expiring in 2004. The Company has recorded deferred lease incentives related to these payments which will be amortized into rent expense over the life of the respective lease on a straight-line basis. Deferred lease incentives as of December 31, 2005 and 2004 were $3.5 million and $3.0 million.

The Company has also entered into various sublease agreements for office space formerly occupied by the Company. The Company received approximately $53,000, $1.2 million and $537,000 in 2005, 2004 and 2003, respectively under these agreements. At December 31, 2005, future minimum rental receipts under those subleases are as follows (dollars in thousands):

Lease Receipts
2006	$637
2007	656
2008	673
2009	694
2010	118
Thereafter	—

On December 15, 2005, the Company executed a securitization transaction accounted for as a sale of loans and $1.2 billion in loans collateralizing NMFT Series 2005-4 were delivered (see Note 2). On December 31, 2005, the Company was committed to deliver an additional $378.9 million in loans collateralizing NMFT Series 2005-4. These loans were delivered on January 20, 2006.

In the ordinary course of business, the Company sold whole pools of loans with recourse for borrower defaults. When whole pools are sold as opposed to securitized, the third party has recourse against the Company for certain borrower defaults. Because the loans are no longer on the Company’s balance sheet, the recourse component is considered a guarantee. During 2005, the Company sold $1.1 billion of loans with recourse for borrower defaults compared to none in 2004. The Company maintained a $2.3 million reserve related to these guarantees as of December 31, 2005 compared with a reserve of $45,000 as of December 31, 2004. During 2005 the Company paid $2.3 million in cash to repurchase loans sold to third parties. In 2004, the Company paid $0.5 million in cash to repurchase loans sold to third parties in prior periods.

In the ordinary course of business, the Company sells loans to securitization trusts and make a guarantee to cover losses suffered by the trust resulting from defects in the loan origination process. Defects may occur in the loan documentation and underwriting process, either through processing errors made by the Company or through intentional or unintentional misrepresentations made by the borrower or agents during those processes. If a defect is identified, the Company is required to repurchase the loan. As of December 31, 2005 and December 31, 2004, the Company had loans sold with recourse with an outstanding principal balance of $12.7 billion and $11.4 billion, respectively. Historically, repurchases of loans where a defect has occurred have been insignificant, therefore, the Company has recorded no reserves related to these guarantees.

Our branches broker loans to third parties in the ordinary course of business where the third party has recourse against the Company for certain borrower defaults. Because the loans are no longer on the Company’s balance sheet, the recourse component is considered a guarantee. During 2005, the Company’s branches brokered $1.4 billion of loans with recourse for borrower defaults compared to $4.8 billion in 2004. The Company maintained a $476,000 reserve related to these guarantees as of December 31, 2005 compared with a reserve of $116,000 as of December 31, 2004.

Contingencies Since April 2004, a number of substantially similar class action lawsuits have been filed and consolidated into a single action in the Untied States District Court for the Western District of Missouri. The consolidated complaint names as defendants the Company and three of its executive officers and generally alleges that the defendants made public statements that were misleading for failing to disclose certain regulatory and licensing matters. The plaintiffs purport to have brought this consolidated action on behalf of all persons who purchased the Company’s common stock (and sellers of put options on the Company’s stock) during the period October 29, 2003 through April 8, 2004. On January 14, 2005, the Company filed a motion to dismiss this action, and on May 12, 2005, the court denied such motion. The Company believes that these claims are without merit and continues to vigorously defend against them.

In the wake of the securities class action, the Company has also been named as a nominal defendant in several derivative actions brought against certain of the Company’s officers and directors in Missouri and Maryland. The complaints in these actions generally claim that the defendants are liable to the Company for failing to monitor corporate affairs so as to ensure compliance with applicable state licensing and regulatory requirements.

In July 2004, an employee of NovaStar Home Mortgage, Inc. (“NHMI”), a wholly-owned subsidiary of the Company, filed a class and collective action lawsuit against NHMI and NMI in California Superior Court for the County of Los Angeles. Subsequently, NHMI and NMI removed the matter to the United States District Court for the Central District of California and NMI was removed from the lawsuit. The putative class is comprised of all past and present employees of NHMI who were employed since May 1, 2000 in the capacity generally described as Loan Officer. The plaintiffs alleged that NHMI failed to pay them overtime and minimum wage as required by the Fair Labor Standards Act (“FLSA”) and California state laws for the period commencing May 1, 2000 to present. In 2005, the plaintiffs and NHMI agreed upon a nationwide settlement in the amount of $3.3 million on behalf of a class of all NHMI Loan Officers. The settlement, which is subject to final court approval, covers all claims for minimum wage, overtime, meal and rest periods, record-keeping, and penalties under California and federal law during the class period. Since not all class members will elect to be part of the settlement, the Company estimated the probable obligation related to the settlement to be in a range of $1.3 million to $1.7 million. In accordance with SFAS No. 5, Accounting for Contingencies, the Company recorded a charge to earnings of $1.3 million in 2004. In 2005, the Company recorded an additional charge to earnings of $200,000 as the estimated probable obligation increased to a range of $1.5 million to $1.9 million.

In April 2005, three putative class actions filed against NHMI and certain of its affiliates were consolidated for pre-trial proceedings in the United States District Court for the Southern District of Georgia entitled In Re NovaStar Home Mortgage, Inc. Mortgage Lending Practices Litigation. These cases allege that NHMI improperly shared settlement service fees with limited liability companies in which NHMI had an interest (the “LLCs”) alleging violations of the fee splitting and anti-referral provisions of the federal Real Estate Settlement Procedures Act (“RESPA”), and alleging certain violations of state law and civil conspiracy. Plaintiffs seek treble damages with respect to the RESPA claims, disgorgement of fees with respect to the state law claims as well as other damages, injunctive relief and attorney fees. In addition, two other related class actions have been filed in state courts. Miller v. NovaStar Financial, Inc. et al., was filed in October 2004 in the Circuit Court of Madison County, Illinois and Jones et al. v. NovaStar Home Mortgage, Inc. et al., was filed in December 2004 in the Circuit Court for Baltimore City, Maryland. In the Miller case, plaintiffs allege a violation of the Illinois Consumer Fraud and Deceptive Practices Act and civil conspiracy alleging certain LLCs provided settlement services without the borrower’s knowledge. In the Jones case, the plaintiffs allege the LLCs violated the Maryland Lender Act by acting as lenders and/or brokers in Maryland without proper licenses and allege this arrangement amounted to a civil conspiracy. The plaintiffs in both the Miller and Jones cases seek a disgorgement of fees, other damages, injunctive relief and attorney fees on behalf of the class of plaintiffs. The Company believes that these claims are without merit and intends to vigorously defend against them.

In December 2005, a putative class action was filed against NHMI in the United States District Court for the Middle District of Louisiana entitled Pearson v. NovaStar Home Mortgage, Inc. Plaintiff contends that NHMI violated the federal Fair Credit Reporting Act (“FCRA”) in connection with its use of pre-approved offers of credit and its failure to make certain disclosures required by federal law. Plaintiff seeks (on his own behalf, as well as for others similarly situated) statutory damages, other nominal damages, punitive damages and attorney’s fees and costs. The Company believes that these claims are without merit and intends to vigorously defend against them.

In December 2005, a putative class action was filed against NovaStar Mortgage in the United States District Court for the Western District of Washington entitled Pierce et al. v. NovaStar Mortgage, Inc. Plaintiffs contend that NovaStar Mortgage failed to disclose prior to closing that a broker payment would be made on their loans, which was an unfair and deceptive practice in violation of the Washington Consumer Protection Act. The plaintiffs seek a return of fees paid on the affected loans, excess interest charged, and damage to plaintiffs’ credit and finances, treble damages as provided in the Washington Consumer Protection Act and attorney fees. The Company believes that these claims are without merit and intends to vigorously defend against them.

In addition to those matters listed above, the Company is currently a party to various other legal proceedings and claims, including, but not limited to, breach of contract claims, class action or individual claims for violations of the RESPA, FLSA, federal and state laws prohibiting employment discrimination and federal and state licensing and consumer protection laws.

While management, including internal counsel, currently believes that the ultimate outcome of all these proceedings and claims will not have a material adverse effect on the Company’s financial condition or results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the Company’s financial condition and results of operations.

In April 2004, the Company received notice of an informal inquiry from the Commission requesting that the Company provide various documents relating to our business. The Company has cooperated fully with the Commission’s inquiry and provided it with the requested information.

The Company maintains a number of equity-based compensation plans for its employees, including a 401(k) plan, and a Direct Stock Purchase and Dividend Reinvestment Plan (“DRIP”) for its employees and the public. Up to approximately 23,000 shares of common stock under the Company’s 401(k) plan and up to approximately 287,000 shares of common stock under the DRIP (collectively, the “Subject Shares”), may have been sold in a manner that may not have complied with the registration requirements of applicable securities laws during the twelve month period ending January 20, 2006, the date the rescission offers were initiated. In connection with sales under the Company’s 401(k) plan, the Subject Shares were purchased in the open market and as a result the Company did not receive any proceeds from such transactions, which may not be deemed to be sales for these purposes. In connection with sales of up to approximately 287,000 Subject Shares that were not registered under the Company’s DRIP in May 2005, the Company received approximately $10.8 million in net proceeds. As a result, the Company initiated offers to rescind the purchase of the Subject Shares. While the Company does not expect all eligible purchasers to exercise their rescission rights pursuant to the rescission offers, the Company has agreed to repurchase the Subject Shares still held by eligible purchasers generally for an amount equal to the original purchase price for the shares plus interest, less dividends, and to compensate eligible purchasers generally for any losses incurred in the sale of the Subject Shares, plus interest, less dividends. The number of eligible purchasers and the amount that the Company will pay for the shares that are rescinded will be determined by reference to the closing price of the Company’s common stock on March 30, 2006, the expiration date of the rescission offers. Furthermore, the Company could be subject to monetary fines or other regulatory sanctions as provided under applicable securities laws.

The damage caused by the Gulf State hurricanes, particularly Katrina, Rita and Wilma, has affected the Company’s mortgage loans held-for-sale and the mortgage loan portfolio it services which underlies its mortgage securities – available-for-sale by impairing the ability of certain borrowers to repay their loans. At present, the Company is unable to predict the ultimate impact of the Gulf State hurricanes on its future financial results and condition as the impact will depend on a number of factors, including the extent of damage to the collateral, the extent to which damaged collateral is not covered by insurance, the extent to which unemployment and other economic conditions caused by the hurricane adversely affect the ability of borrowers to repay their loans, and the cost to the Company of collection and foreclosure moratoriums, loan forbearances and other accommodations granted to borrowers. Many of the loans are to borrowers where repayment prospects have not yet been determined to be diminished, or are in areas where properties may have suffered little, if any, damage or may not yet have been inspected. The Company currently has a mortgage protection insurance policy, which protects it from uninsured losses as a result of these hurricanes up to a maximum of $5 million in aggregate losses with a deductible of $100,000 per hurricane. At this time, the Company believes the overall financial impact the Gulf State hurricanes will have on its future financial condition and results of operations will be immaterial.

Note 10. Shareholders’ Equity

On June 2, 2005, the Company completed a public offering of 1,725,000 shares of its common stock at $35 per share. The Company raised $57.9 million in net proceeds from this offering.

The Company’s DRIP allows for the purchase of stock directly from the Company and/or the automatic reinvestment of all or a percentage of the dividends shareholders receive and allows for a discount from market of up to 3%. The Company sold 2,609,320 shares of its common stock during 2005 at a weighted average discount of 2.0%. Net proceeds of $83.6 million were raised under these sales of common stock. Under the DRIP, the Company sold 1,104,488 shares of its common stock during 2004 at a weighted average discount of 1.4%. Net proceeds of $49.4 million were raised under these sales of common stock.

During 2005 and 2004, 148,797 and 433,181 shares of common stock were issued under the Company’s stock-based compensation plan, respectively. Proceeds of $0.7 million and $2.0 million were received under these issuances during 2005 and 2004, respectively.

In November 2004, the Company completed a public offering of 1,725,000 shares of its common stock at $42.50 per share. The Company raised $70.1 million in net proceeds from this offering.

In the first quarter of 2004, the Company sold 2,990,000 shares of Series C Cumulative Redeemable Perpetual Preferred Stock, raising $72.1 million in net proceeds. The shares have a liquidation value of $25.00 per share and pay an annual coupon of 8.90% and are not convertible into any other securities. The Company may, at its option, redeem the preferred stock, in the aggregate or in part, at any time on or after January 22, 2009. As such, this stock is not considered mandatorily or contingently redeemable under the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity and is therefore classified as a component of equity.

The Company’s Board of Directors has approved the purchase of up to $9 million of the Company’s common stock. No shares were purchased during the three years ended December 31, 2005. Under Maryland law, shares purchased under this plan are to be returned to the Company’s authorized but unissued shares of common stock. Common stock purchased under this plan is charged against additional paid-in capital.

In connection with various regulatory lending requirements, certain wholly-owned subsidiaries of the Company are required to maintain minimum levels of net worth. At December 31, 2005, the highest minimum net worth requirement applicable to any subsidiary was $250,000. The wholly-owned subsidiaries were in compliance with these requirements as of December 31, 2005.

The following is a rollforward of accumulated other comprehensive income for the three years ended December 31, 2005 (dollars in thousands):

	Available- for-Sale Mortgage Securities	Derivative Instruments Used in Cash Flow Hedges	Total
Balance, January 1, 2003	$72,639	$(9,704)	$62,935
Change in unrealized gain (loss), net of related tax effects	15,086	(1,038)	14,048
Net settlements reclassified to earnings	—	8,303	8,303
Other amortization	—	(103)	(103)

Other comprehensive income (loss)	15,086	7,162	22,248

Balance, December 31, 2003	$87,725	$(2,542)	$85,183

Change in unrealized gain (loss), net of related tax effects	(24,398)	(38)	(24,436)
Impairment reclassified to earnings	15,902	—	15,902
Net settlements reclassified to earnings	—	2,497	2,497
Other amortization	—	(26)	(26)

Other comprehensive (loss) income	(8,496)	2,433	(6,063)

Balance, December 31, 2004	$79,229	$(109)	$79,120

Change in unrealized gain, net of related tax effects	14,690	—	14,690
Impairment reclassified to earnings	17,619	—	17,619
Net settlements reclassified to earnings	—	109	109

Other comprehensive income (loss)	32,309	109	32,418

Balance, December 31, 2005	$111,538	$—	$111,538

Note 11. Derivative Instruments and Hedging Activities

The Company’s objective and strategy for using derivative instruments is to mitigate the risk of increased costs on its variable rate liabilities during a period of rising rates. The Company’s primary goals for managing interest rate risk are to maintain the net interest margin between its assets and liabilities and diminish the effect of changes in general interest rate levels on the market value of the Company.

The derivative instruments used by the Company to manage this risk are interest rate caps and interest rate swaps. Interest rate caps are contracts in which the Company pays either an upfront premium or monthly or quarterly premium to a counterparty. In return, the Company receives payments from the counterparty when interest rates rise above a certain rate specified in the contract. During 2005, 2004 and 2003, premiums paid related to interest rate cap agreements aggregated $2.4 million, $1.6 million and $7.4 million, respectively. When premiums are financed by the Company, a liability is recorded for the premium obligation. Premiums due to counterparties as of December 31, 2005 and 2004 were $3.4 million and $1.9 million, respectively, and bear a weighted average interest rate of 3.5% and 1.9% in 2005 and 2004, respectively. The future contractual maturities of premiums due to counterparties as of December 31, 2005 are $1.5 million, $1.0 million, $0.7 million, $0.1 million and $0.1 million due in years 2006, 2007, 2008, 2009 and 2010, respectively. The interest rate swap agreements to which the Company is party stipulate that the Company pay a fixed rate of interest to the counterparty and the counterparty pays the company a variable rate of interest based on the notional amount of the contract. The liabilities the Company hedges are asset-backed bonds and borrowings under its mortgage loan and mortgage security repurchase agreements as discussed in Note 8.

The Company’s derivative instruments that meet the hedge accounting criteria of SFAS No. 133 are considered cash flow hedges. During the three years ended December 31, 2005, there was no hedge ineffectiveness. At December 31, 2005, the Company had no derivative instruments considered cash flow hedges, as they all had not met the requirements for hedge accounting. However, these derivative instruments do contribute to the Company’s overall risk management strategy by serving to reduce interest rate risk on average short-term borrowings collateralized by the Company’s loans held-for-sale.

The following tables present derivative instruments as of December 31, 2005 and 2004 (dollars in thousands):

	Notional Amount	Fair Value	Maximum Days to Maturity
As of December 31, 2005:
Non-hedge derivative instruments	$1,555,000	$8,395	1,820

As of December 31, 2004:
Cash flow hedge derivative instruments	$35,000	$(179)	84
Non-hedge derivative instruments	1,965,000	12,141	1,089

Total derivative instruments	$2,000,000	$11,962

The Company recognized $0.2 million, $3.1 million and $9.4 million during the three years ended December 31, 2005, 2004 and 2003, respectively, in net expense on derivative instruments qualifying as cash flow hedges, which is recorded as a component of interest expense.

The derivative financial instruments the Company uses also subject them to “margin call” risk. The Company’s deposits with derivative counterparties were $4.4 million and $6.7 million as of December 31, 2005 and 2004, respectively.

The Company’s derivative instruments involve, to varying degrees, elements of credit and market risk in addition to the amount recognized in the consolidated financial statements.

Credit Risk The Company’s exposure to credit risk on derivative instruments is equal to the amount of deposits (margin) held by the counterparty, plus any net receivable due from the counterparty, plus the cost of replacing the contracts should the counterparty fail. The Company seeks to minimize credit risk through the use of credit approval and review processes, the selection of only the most creditworthy counterparties, continuing review and monitoring of all counterparties, exposure reduction techniques and thorough legal scrutiny of agreements. Before engaging in negotiated derivative transactions with any counterparty, the Company has in place fully executed written agreements. Agreements with counterparties also call for full two-way netting of payments. Under these agreements, on each payment exchange date all gains and losses of counterparties are netted into a single amount, limiting exposure to the counterparty to any net receivable amount due.

Market Risk The potential for financial loss due to adverse changes in market interest rates is a function of the sensitivity of each position to changes in interest rates, the degree to which each position can affect future earnings under adverse market conditions, the source and nature of funding for the position, and the net effect due to offsetting positions. The derivative instruments utilized leave the Company in a market position that is designed to be a better position than if the derivative instrument had not been used in interest rate risk management.

Other Risk Considerations The Company is cognizant of the risks involved with derivative instruments and has policies and procedures in place to mitigate risk associated with the use of derivative instruments in ways appropriate to its business activities, considering its risk profile as a limited end-user.

Note 12. Income Taxes

The components of income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2005, 2004 and 2003 were as follows (dollars in thousands):

	For the Year Ended December 31,
	2005	2004	2003
Current:
Federal	$11,454	$16,548	$24,155
State and local	1,588	1,530	4,522

Total current	13,042	18,078	28,677

Deferred: (A)
Federal	(17,477)	(1,258)	(4,926)
State and local	(2,182)	(64)	(922)

Total deferred	(19,659)	(1,322)	(5,848)

Total income tax (benefit) expense	$(6,617)	$16,756	$22,829

(A)	Does not reflect the deferred tax effects of unrealized gains and losses on derivative financial instruments that are included in shareholders’ equity. As a result of these tax effects, shareholders’ equity decreased by $70,000 and $587,000 in 2005 and 2004, respectively.

A reconciliation of the expected federal income tax expense (benefit) using the federal statutory tax rate of 35 percent to the taxable REIT subsidiary’s actual income tax expense and resulting effective tax rate from continuing operations for the years ended December 31, 2005, 2004 and 2003 were as follows (dollars in thousands):

	For the Year Ended December 31,
	2005	2004	2003
Income tax at statutory rate (taxable REIT subsidiary)	$(6,857)	$14,989	$17,855
Taxable gain on security sale to REIT	—	1,342	2,761
State income taxes, net of federal tax benefit	(386)	953	1,765
Nondeductible expenses	601	240	228
Reduction of estimated income tax accruals	—	(904)	—
Other	25	136	220

Total income tax (benefit) expense	$(6,617)	$16,756	$22,829

Significant components of the taxable REIT subsidiary’s deferred tax assets and liabilities at December 31, 2005 and 2004 were as follows (dollars in thousands):

	December 31,
	2005	2004
Deferred tax assets:
Federal net operating loss carryforwards	$22,569	$—
Excess inclusion income	16,489	18,449
Deferred compensation	5,997	5,158
Deferred lease incentive income	2,353	1,026
Deferred loan fees, net	542	548
Mark-to-market adjustment on held-for-sale loans	2,123	5,423
State net operating loss carryforwards	7,469	2,353
Accrued expenses for branch closings	201	743
Accrued expenses, other	2,181	666
Other	358	427

Gross deferred tax asset	60,282	34,793
Valuation allowance	(5,498)	(2,353)

Deferred tax asset	54,784	32,440

Deferred tax liabilities:
Mortgage servicing rights	21,246	16,199
Mark-to-market adjustment on derivative instruments	1,470	2,706
Premises and equipment	996	2,119
Other	292	226

Deferred tax liability	24,004	21,250

Net deferred tax asset	$30,780	$11,190

As of December 31, 2005 the taxable REIT subsidiary has an estimated federal net operating loss carryforward of $64.5 million, which will be available to offset future taxable income. If not used, this net operating loss will expire in 2025.

The valuation allowance included in the taxable REIT subsidiary’s deferred tax assets at December 31, 2005 and 2004 represent various state net operating loss carryforwards for which it is more likely than not that realization will not occur. The state net operating losses will expire in varying amounts through 2025. The $3.1 million increase in the valuation allowance for deferred tax assets resulted from the net increase of state net operating losses generated by the taxable REIT subsidiary in 2005 where realization is not expected to occur.

Note 13. Employee Benefit Plans

The NovaStar Financial, Inc. 401(k) Plan (the Plan) is a defined contribution plan which allows eligible employees to save for retirement through pretax contributions. Under the Plan, employees of the Company may contribute up to the statutory limit. The Company may elect to match a certain percentage of participants’ contributions. The Company may also elect to make a discretionary contribution, which is allocated to participants based on each participant’s compensation. Contributions to the Plan by the Company for the years ended December 31, 2005, 2004 and 2003 were $1.2 million, $3.1 million and $2.0 million, respectively.

The Company has a Deferred Compensation Plan (the DCP) that is a nonqualified deferred compensation plan that benefits certain designated key members of management and highly compensated employees and allows them to defer payment of a portion of their compensation to future years. Under the DCP, an employee may defer up to 50% of his or her base salary, bonus and/or commissions on a pretax basis. The Company may make both discretionary and/or matching contributions to the DCP on behalf of DCP participants. All DCP assets are corporate assets rather than individual property and are therefore subject to creditors’ claims against the Company. The Company made contributions to the DCP for the years ended December 31, 2005, 2004 and 2003 of $777,000, $371,000 and $643,000, respectively.

Note 14. Stock Compensation Plans

On June 8, 2004, the Company’s 1996 Stock Option Plan (the “1996 Plan”) was replaced by the 2004 Incentive Stock Plan (“the 2004 Plan”). The 2004 Plan provides for the grant of qualified incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), deferred stock, restricted stock, performance share awards, dividend equivalent rights (“DERs”) and stock appreciation and limited stock appreciations awards (“SARs”). The Company has granted ISOs, NQSOs, restricted stock, performance share awards and DERs. ISOs may be granted to employees of the Company. NQSOs, DERs, SARs and stock awards may be granted to the directors, officers, employees, agents and consultants of the Company or any subsidiaries. Under the terms of the Plan, the number of shares available for grant is equal to 2.5 million shares of common stock. The Plan will remain in effect unless terminated by the Board of Directors or no shares of stock remain available for awards to be granted.

Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123. The Company selected the modified prospective method of adoption described in SFAS No. 148. Compensation cost recognized in 2003 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. See Note 1. In accordance with the provisions of SFAS No. 123 and SFAS No. 148, $2.2 million, $1.8 million and $1.3 million of stock-based compensation expense was recorded in 2005, 2004 and 2003, respectively.

All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock at the date of grant. Outstanding options generally vest equally over four years and expire ten years after the date of grant.

The following table summarizes stock option activity for 2005, 2004 and 2003, respectively:

	2005		2004		2003
Stock Options	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding at the beginning of year	433,600	$10.16	746,800	$8.22	1,032,670	$7.40
Granted	396,946	29.72	15,000	33.59	15,000	22.66
Exercised	(108,750)	6.08	(305,700)	6.55	(275,390)	5.98
Forfeited	(22,810)	19.28	(22,500)	10.50	(25,480)	7.79
Canceled	(297,818)	25.95	—	—	—	—

Outstanding at the end of year	401,168	$18.39	433,600	$10.16	746,800	$8.22

Exercisable at the end of year	242,100	$11.57	215,600	$7.48	275,050	$7.67

Pursuant to a resolution of the Company’s compensation committee of the Board of Directors dated December 14, 2005, 227,455 and 70,363 options issued to employees and directors, respectively, were modified. The Company modified all options which were either unvested as of January 1, 2005 or were granted during 2005. For employee options, the rate in which DERs accrue was modified from sixty percent of the dividend per share amount to one hundred percent and the form for which DERs will be paid was modified from stock to cash upon vesting. For director options, only the form for which DERs will be paid was modified from stock to cash upon vesting. These options are included in the granted and canceled amounts during 2005 in the table above. No modifications were made to the exercise prices, vesting periods or expiration dates. At the date of modification, the canceled options were revalued and the modified options were initially valued. The incremental difference between the value of the modified option and the canceled option will be amortized into compensation expense over the remaining vesting period. The Company recognized $0.2 million in incremental compensation expense due to the modification of these awards in 2005.

For options which vested prior to January 1, 2005, a recipient is entitled to receive additional shares of stock upon the exercise of options. For employees, the DERs accrue at a rate equal to the number of options outstanding times sixty percent of the dividends per share amount at each dividend payment date. For directors, the DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend payment date. The accrued DERs convert to shares based on the stock’s fair value on the dividend payment date. Certain of the options exercised in 2005, 2004 and 2003 had DERs attached to them when issued. As a result of these exercises, an additional 13,972, 47,969 and 23,485 shares of common stock were issued in 2005, 2004 and 2003, respectively.

For options granted after January 1, 2005, a recipient is entitled to receive DERs paid in cash upon vesting of the options. The DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend payment date. The DERs begin accruing immediately upon grant, but are not paid until the options vest.

The following table presents information on stock options outstanding as of December 31, 2005.

	Outstanding			Exercisable
Exercise Price	Quantity	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Quantity	Weighted Average Exercise Price
$1.53 – $7.16	93,500	5.66	$5.79	93,500	$5.79
$7.91 - $12.97	184,350	6.44	11.74	122,350	11.61
$22.66 - $33.59	30,000	7.91	28.12	11,250	26.30
$36.20 - $42.13	93,318	9.20	41.00	15,000	36.20

	401,168	7.01	$18.39	242,100	$11.57

The following table summarizes the weighted average fair value of options granted, determined using the Black-Scholes option pricing model and the assumptions used in their determination.

	2005(A)	2004	2003
Weighted average:
Fair value, at date of grant	$14.25	$21.24	$22.48
Expected life in years	2	6	7
Annual risk-free interest rate	4.4%	4.7%	3.3%
Volatility	0.3	0.7	2.0
Dividend yield	0.0%	0.0%	0.0%

(A)	Includes the assumptions used in the revaluation of modified options. The weighted average expected life of newly granted options in 2005 (not including prior year granted options modified in 2005) was four.

The Company granted and issued shares of restricted stock during 2005 and 2004. The 2005 restricted stock awards vest at the end of 10 years while the 2004 restricted stock awards vest equally over four years.

During 2005, the Company granted restricted shares to employees and officers under Performance Contingent Deferred Stock Award Agreements. Under the agreements, the Company will issue shares of restricted stock if certain performance targets are achieved by the Company within a three-year period. The shares vest equally over two years upon issuance. No shares were issued under these agreements in 2005 and the total number of shares which can be issued in the future is 21,185 as of December 31, 2005.

In November 2004, the Company entered into a Performance Contingent Deferred Stock Award Agreement with an executive of the Company. Under the agreement, the Company will issue shares of restricted stock if certain performance targets based on wholesale nonconforming origination volume are achieved by the Company within a five-year period. The shares vest equally over four years upon issuance. No shares were issued related to this agreement in 2005 and the total number of shares that can be issued in the future is 100,000 as of December 31, 2005.

The following table summarizes restricted stock activity for 2005 and 2004, respectively:

	2005	2004
Restricted Stock	Shares	Shares
Outstanding at the beginning of year	140,300	—
Granted	46,050	141,200
Vested	(10,076)	—
Forfeited	(6,305)	(900)

Outstanding at the end of year	169,969	140,300

During 2005 and 2004, the Company issued 7,515 and 39,112 shares of restricted stock as payment for bonus compensation earned by certain executives of the Company in 2004 and 2003, respectively. The shares were issued at an average fair market value of $34.85 and $46.42 in 2005 and 2004, respectively. The shares are fully vested upon issuance but may not be sold by the holders for four years.

Note 15. Branch Operations

Prior to 2004, the Company was party to limited liability company (“LLC”) agreements governing LLCs formed to facilitate the operation of retail mortgage broker businesses as branches of NHMI. The LLC agreements provided for initial capitalization and membership interests of 99.99% to each branch manager and 0.01% to the Company. The Company accounted for its interest in the LLC agreements using the equity method of accounting. In December 2003, the Company determined it would terminate the LLCs effective January 1, 2004. During February 2004, the Company notified the branch managers of the limited liability companies that the Company was terminating these agreements effective January 1, 2004. Continuing branches that were formerly supported under these agreements became operating units of the Company and their financial results are included in the consolidated financial statements. The inclusion resulted in expected increases in general and administrative expenses, which were substantially offset by increases in related fee income. The Company did not purchase any assets or liabilities as a result of these branches becoming operating units.

On November 4, 2005, the Company adopted a formal plan to terminate substantially all of the remaining NHMI branches by June 30, 2006. As the demand for conforming loans has declined significantly since 2004, many branches have not been able to produce sufficient fees to meet operating expense demands. As a result of these conditions, a significant number of branch managers have voluntarily terminated employment with the Company. The Company has also terminated branches when loan production results were substandard. The Company considers a branch to be discontinued upon its termination date, which is the point in time when the operations cease. The discontinued operations apply to the branch operations segment presented in Note 16. The Company has presented the operating results of NHMI and its branches through June 30, 2006, as discontinued operations in the Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003. The operating results of all discontinued operations are summarized as follows (dollars in thousands):

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Interest income	$536	$—	$—
Interest expense	88	108	—
Gain (loss) on sale of mortgage assets	3,025	—	—
Fee income	36,605	134,250	31,456
Other income, net	173	60	53
General and administrative expenses	58,886	171,707	31,428

(Loss) income before income tax benefit	(18,635)	(37,505)	81
Income tax (benefit) expense	(6,932)	(13,952)	31

(Loss) income from discontinued operations	$(11,703)	$(23,553)	$50

As of December 31, 2005 the Company has $5.6 million in cash, $7.4 million in mortgage loans held-for-sale, $6.1 million in other assets, $7.4 million in short-term borrowings secured by mortgage loans and $5.3 million in payables included in accounts payable and other liabilities pertaining to discontinued operations, which are included in the consolidated balance sheets. As of December 31, 2004, the Company had $9.6 million in cash, $20.4 million in mortgage loans held-for-sale, $7.3 in other assets, $20.8 million in short-term borrowings secured by mortgage loans and $12.8 in payables included in accounts payable and other liabilities pertaining to discontinued operations, which are included in the consolidated balance sheets.

As of December 31, 2003, there were 423 such branches. For the year ended December 31, 2003 the Company recorded fee income aggregating $12.8 million for providing administrative services for the branches, which is included in the results of discontinued operations. During 2003 the aggregate amount of loans brokered by these branches was approximately $5.7 billion. Of this amount, approximately $1.3 billion was acquired by the Company’s mortgage subsidiary. The aggregate premiums paid by the Company for loans brokered by these branches was approximately $15.1 million for the year ended December 31, 2003.

Note 16. Segment Reporting

The Company reviews, manages and operates its business in four segments: mortgage portfolio management, mortgage lending, loan servicing and branch operations. Mortgage portfolio management operating results are driven from the income generated on the assets the Company manages less associated costs. Mortgage lending operations include the marketing, underwriting and funding of loan production. Loan servicing operations represent the income and costs to service the Company’s on and off-balance sheet loans. The loan servicing segment was previously reported as part of mortgage lending and loan servicing, but it has been separated to more closely align the segments with the way the Company reviews, manages and operates its business. The information for the years ended December 31, 2004 and 2003 have been restated for this change. Branch operations include the collective income generated by the Company’s wholly-owned subsidiary (NHMI), brokers and the associated operating costs. Also, the corporate-level income and costs to support the NHMI branches are represented in the branch operations segment. As discussed in Note 15, the LLC agreements were terminated effective January 1, 2004. As of January 1, 2004 the financial results of the continuing branch operations, that were formerly supported by these agreements, were included in the consolidated financial statements. Branches that have terminated through December 31, 2005 have been segregated from the results of the ongoing operations of the Company for the years ended December 31, 2005 and 2004. Following is a summary of the operating results of the Company’s segments for the years ended December 31, 2005, 2004 and 2003, as reclassified to reflect the operations NHMI and its branches as of June 30, 2006 as discontinued operations for the years ended December 31, 2004 and December 31, 2005 (dollars in thousands):

For the Year Ended December 31, 2005

	Mortgage Portfolio Management	Mortgage Lending	Loan Servicing	Branch Operations	Eliminations	Total
Interest income	$193,167	$106,118	$—	$—	$(49)	$299,236
Interest expense	19,028	74,708	—	—	(12,981)	80,755

Net interest income before credit losses	174,139	31,410	—	—	12,932	218,481
Provision for credit losses	(1,038)	—	—	—	—	(1,038)
Gains (losses) on sales of mortgage assets	(27)	49,303	—	—	15,872	65,148
Premiums for mortgage loan insurance	(341)	(5,331)	—	—	—	(5,672)
Fee income	—	9,188	21,755	—	(265)	30,678
Gains on derivative instruments	248	17,907	—	—	—	18,155
Impairment on mortgage securities – available-for-sale	(17,619)	—	—	—	—	(17,619)
Other income (expense)	22,911	(7,788)	18,251	—	(12,667)	20,707
General and administrative expenses	(14,450)	(128,619)	(34,515)	(7,046)	—	(184,630)

Income (loss) from continuing operations before income tax (benefit	163,823	(33,930)	5,491	(7,046)	15,872	144,210
Income tax expense (benefit)	—	(12,599)	2,062	(2,617)	6,537	(6,617)

Income (loss) from continuing operations	163,823	(21,331)	3,429	(4,429)	9,335	150,827
Loss from discontinued operations, net of income tax	—	—	—	(723)	(10,980)	(11,703)

Net income (loss)	$163,823	$(21,331)	$3,429	$(5,152)	$(1,645)	$139,124

December 31, 2005:
Total assets	$968,740	$1,489,211	$27,553	$19,072	$(168,842)	$2,335,734

For the Year Ended December 31, 2004

	Mortgage Portfolio Management	Mortgage Lending	Loan Servicing	Branch Operations	Eliminations	Total
Interest income	$140,306	$83,757	$—	$—	$(39)	$224,024
Interest expense	21,071	39,727	—	—	(8,316)	52,482

Net interest income before credit losses	119,235	44,030	—	—	8,277	171,542
Provision for credit losses	(726)	—	—	—	—	(726)
Gains (losses) on sales of mortgage assets	360	113,211	—	—	31,379	144,950
Premiums for mortgage loan insurance	(528)	(3,690)	—	—	—	(4,218)
Fee income	—	10,431	20,692	—	(455)	30,668
Gains on derivative instruments	(111)	(8,794)	—	—	—	(8,905)
Impairment on mortgage securities – available-for-sale	(15,902)	—	—	—	—	(15,902)
Other income (expense)	16,651	(6,445)	4,167	—	(7,824)	6,549
General and administrative expenses	(7,473)	(127,063)	(24,698)	(9,026)	—	(168,260)

Income (loss) from continuing operations before income tax (benefit	111,506	21,680	161	(9,026)	31,377	155,698
Income tax expense (benefit)	—	7,651	160	(3,520)	12,465	16,756

Income (loss) from continuing operations	111,506	14,029	1	(5,506)	18,912	138,942
Loss from discontinued operations, net of income tax	—	—	—	$(1,013)	(22,540)	(23,553)

Net income (loss)	$111,506	$14,029	$1	$(6,519)	$(3,628)	$115,389

December 31, 2004:
Total assets	$1,078,064	$894,338	$21,022	$35,283	$(167,396)	$1,861,311

For the Year Ended December 31, 2003

	Mortgage Portfolio Management	Mortgage Lending	Loan Servicing	Branch Operations	Eliminations	Total
Interest income	$109,542	$60,878	$—	$—	$—	$170,420
Interest expense	17,433	31,055	—	—	(8,124)	40,364

Net interest income before credit losses	92,109	29,823	—	—	8,124	130,056
Provision for credit losses	389	—	—	—	—	389
Gains (losses) on sales of mortgage assets	(1,911)	140,870	—	—	5,046	144,005
Premiums for mortgage loan insurance	(908)	(2,194)	—	—	—	(3,102)
Fee income	(620)	26,541	11,496	—	—	37,417
Gains on derivative instruments	(894)	(29,943)	—	—	—	(30,837)
Other income (expense)	17,185	(12,369)	342	—	(4,799)	359
General and administrative expenses	(6,667)	(118,935)	(14,793)	(3,117)	—	(143,512)

Income (loss) from continuing operations before income tax (benefit	98,683	33,793	(2,955)	(3,117)	8,371	134,775
Income tax expense (benefit)	—	21,916	(1,336)	(1,226)	3,475	22,829

Income (loss) from continuing operations	98,683	11,877	(1,619)	(1,891)	4,896	111,946
Income from discontinued operations, net of income tax	—	—	—	5,409	(5,359)	50

Net income (loss)	$98,683	$11,877	$(1,619)	$3,518	$(463)	$111,996

December 31, 2003:
Total assets	$563,930	$814,478	$20,502	$17,276	$(16,229)	$1,399,957

Intersegment revenues and expenses that were eliminated in consolidation were as follows (dollars in thousands):

	2005	2004	2003
Amounts paid to (received from) mortgage portfolio management from (to) mortgage lending:
Interest income on intercompany debt	$12,819	$8,200	$8,124
Guaranty, commitment, loan sale and securitization fees	9,494	10,833	9,244
Interest income on warehouse borrowings	100	47	—
Gain on sale of mortgage securities – available-for-sale retained in securitizations	(2,073)	(2,800)	—

Amounts paid to (received from) mortgage portfolio management from (to) loan servicing:
Loan servicing fees	$(251)	$(423)	$(685)

Amounts paid to (received from) branch operations from (to) mortgage lending:
Lender premium	$16,878	$27,269	$5,509
Subsidized fees	—	24	3,325
Interest income on warehouse line	(49)	(39)	—
Fee income on warehouse line	(13)	(30)	—
Gain on sales of loans	641	—	—

In 2004, based on SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”, the Company deferred certain nonrefundable fees and direct costs associated with the origination of loans in the branch operations segment which were subsequently brokered to the mortgage lending segment. The mortgage lending segment ultimately funded the loans and then sold the loans either through securitizations or outright sales to third parties. The net deferred cost (income) became part of the cost basis of the loans and served to either increase (net deferred income) or decrease (net deferred cost) the gain or loss recognized by the mortgage lending and servicing segment. In 2004, these transactions were accounted for in the eliminations column. In 2005, the branch operations segment began originating and selling these loans to the mortgage lending segment instead of brokering the loans as in prior years. Therefore, the Company began recording the net deferred cost (income) to the branch operations segment instead of through the eliminations column. The following table summarizes these amounts for the year ended December 31, 2005 (dollars in thousands):

	2005	2004
Gains on sales of mortgage assets	$(140)	$8,472
Loss from discontinued operations	—	(8,332)

Note 17. Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments presents amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

The estimated fair values of the Company’s financial instruments are as follows as of December 31, (dollars in thousands):

	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$264,694	$264,694	$268,563	$268,563
Mortgage loans:
Held-for-sale	1,291,556	1,298,244	747,594	758,932
Held-in-portfolio	28,840	29,452	59,527	61,214
Mortgage securities - available-for-sale	505,645	505,645	489,175	489,175
Mortgage securities - trading	43,738	43,738	143,153	143,153
Mortgage servicing rights	57,122	71,897	42,010	58,616
Deposits with derivative instrument counterparties	4,370	4,370	6,700	6,700
Accrued interest receivable	4,866	4,866	2,841	2,841
Financial liabilities:
Borrowings:
Short-term	1,418,569	1,418,569	905,528	905,528
Asset-backed bonds secured by mortgage loans	26,949	26,949	53,453	53,453
Asset-backed bonds secured by mortgage securities	125,630	123,965	336,441	336,726
Accrued interest payable	3,676	3,676	1,977	1,977
Derivative instruments:
Interest rate cap agreements	5,105	5,105	5,819	5,819
Interest rate swap agreements	3,290	3,290	6,143	6,143

Cash and cash equivalents – The fair value of cash and cash equivalents approximates its carrying value.

Mortgage loans – The fair value for all loans is estimated by discounting the projected future cash flows using market discount rates at which similar loans made to borrowers with similar credit ratings and maturities would be discounted in the market.

Mortgage securities – available-for-sale – Mortgage securities – available-for-sale is made up of residual securities and subordinated securities. The fair value of residual securities is estimated by discounting future projected cash flows using a discount rate commensurate with the risks involved. The fair value of the subordinated securities is estimated using quoted market prices.

Mortgage securities- trading – The fair value of mortgage securities - trading is estimated using quoted market prices.

Mortgage servicing rights – The fair value of mortgage servicing rights is calculated based on a discounted cash flow methodology incorporating numerous assumptions, including servicing income, servicing costs, market discount rates and prepayment speeds.

Deposits with derivative instrument counterparties – The fair value of deposits with counterparties approximates its carrying value.

Borrowings – The fair value of short-term borrowings and asset-backed bonds secured by mortgage loans approximates carrying value as the borrowings bear interest at rates that approximate current market rates for similar borrowings. The fair value of asset-backed bonds secured by mortgage securities is determined by the present value of future payments based on interest rate conditions at December 31, 2005 and 2004.

Derivative instruments – The fair value of derivative instruments is estimated by discounting the projected future cash flows using appropriate rates. The fair value of commitments to originate mortgage loans is estimated using the Black-Scholes option pricing model.

Accrued interest receivable and payable – The fair value of accrued interest receivable and payable approximates their carrying value.

Note 18. Supplemental Disclosure of Cash Flow Information

(dollars in thousands)

	2005	2004	2003
Cash paid for interest	$79,880	$51,431	$41,058
Cash paid (received) for income taxes	(4,712)	27,944	18,831
Cash received on mortgage securities – available-for-sale with no cost basis	17,564	32,244	20,707
Cash received for dividend reinvestment plan	3,903	1,839	1,247
Non-cash investing and financing activities:
Cost basis of securities retained in securitizations	332,420	381,833	292,675
Retention of mortgage servicing rights	43,476	39,259	20,774
Change in loans under removal of accounts provision	23,452	6,455	3,020
Change in due to securitization trusts	(23,452)	(6,455)	(3,020)
Repurchase of mortgage loans from securitization trusts	7,423	—	—
Assets acquired through foreclosure	2,891	3,558	6,619
Dividends payable	45,070	73,431	30,559
Restricted stock issued in satisfaction of prior year accrued bonus	262	1,816	—

Note 19. Earnings Per Share

The computations of basic and diluted earnings per share for the years ended December 31, 2005, 2004 and 2003 are as follows (dollars in thousands, except per share amounts):

	For the Year Ended December 31,
	2005	2004	2003
Numerator:
Income from continuing operations	$150,827	$138,942	$111,946
Dividends on preferred shares	(6,653)	(6,265)	—

Income from continuing operations available to common shareholders	144,174	132,677	111,946
(Loss) income from discontinued operations, net of income tax	(11,703)	(23,553)	50

Net income available to common shareholders	$132,471	$109,124	$111,996

Denominator:
Weighted average common shares outstanding – basic	29,669	25,290	22,220

Weighted average common shares outstanding – dilutive:
Weighted average common shares outstanding – basic	29,669	25,290	22,220
Stock options	316	435	601
Restricted stock	8	38	—

Weighted average common shares outstanding – dilutive	29,993	25,763	22,821

Basic earnings per share:
Income from continuing operations	$5.09	$5.49	$5.04
Dividends on preferred shares	(0.23)	(0.25)	—

Income from continuing operations available to common shareholders	4.86	5.24	5.04
(Loss) income from discontinued operations, net of income tax	(0.40)	(0.93)	—

Net income available to common shareholders	$4.46	$4.31	$5.04

Diluted earnings per share:
Income from continuing operations	$5.03	$5.39	$4.91
Dividends on preferred shares	(0.22)	(0.24)	—

Income from continuing operations available to common shareholders	4.81	5.15	4.91
(Loss) income from discontinued operations, net of income tax	(0.39)	(0.91)	—

Net income available to common shareholders	$4.42	$4.24	$4.91

The following stock options and warrants to purchase shares of common stock were outstanding during each period presented, but were not included in the computation of diluted earnings per share because the number of shares assumed to be repurchased, as calculated, was greater than the number of shares to be obtained upon exercise, therefore, the effect would be antidilutive:

	For the Year Ended December 31,
	2005	2004	2003
Number of stock options and warrants (in thousands)	93	15	15
Weighted average exercise price	$40.58	$33.59	$22.66

Note 20. Condensed Quarterly Financial Information (unaudited)

During 2004, the Company changed policies governing its broker branches, as discussed in Note 15. As a result, a significant number of branch managers have voluntarily terminated employment with the Company. On November 4, 2005, the Company adopted a formal plan to terminate substantially all of the remaining NHMI branches. The Company considers a branch to be discontinued upon its termination date, which is the point in time when the operations cease. The provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, require the results of operations associated with those branches terminated subsequent to January 1, 2004 to be classified as discontinued operations and segregated from the Company’s continuing results of operations for all periods presented. The Company has presented the operating results of those branches terminated through June 30, 2006, as discontinued operations in the Consolidated Statements of Income for the years ended December 31, 2005 and 2004. The Company’s condensed consolidated quarterly operating results for the three months ended March 31, June 30. September 30, and December 31, 2005 and 2004 as revised from amounts previously reported to account for branches discontinued through June 30, 2006 are as follows (dollars in thousands, except per share amounts):

	2005 Quarters				2004 Quarters
	First	Second	Third	Fourth	First	Second	Third	Fourth
Net interest income before credit (losses) recoveries	$45,410	$54,017	$62,842	$56,212	$39,657	$42,964	$45,453	$43,468
Credit (losses) recoveries	(619)	(100)	(331)	12	(146)	(515)	(182)	117
Gains on sales of mortgage assets	18,246	32,525	9,691	4,686	51,780	25,174	46,415	21,581
Gains (losses) on derivative instruments	14,601	(7,848)	6,522	4,880	(25,398)	27,115	(19,536)	8,914
Income from continuing operations before income tax expense (benefit)	40,746	41,531	36,952	24,981	37,435	55,278	33,345	29,640
Income tax expense (benefit)	2,190	(1,175)	(1,708)	(5,924)	2,702	11,703	1,761	590
Income from continuing operations	38,556	42,706	38,660	30,905	34,733	43,575	31,584	29,050
Loss from discontinued operations, net of income tax	(3,353)	(3,187)	(2,367)	(2,796)	(3,808)	(7,949)	(7,196)	(4,600)
Net income	35,203	39,519	36,293	28,109	30,925	35,626	24,388	24,450
Dividends on preferred stock	1,663	1,663	1,663	1,664	1,275	1,663	1,663	1,664
Net income available to common shareholders	33,540	37,856	34,630	26,445	29,650	33,963	22,725	22,786

Basic earnings per share:
Income from continuing operations available to common shareholders	$1.33	$1.42	$1.21	$0.94	$1.35	$1.68	$1.20	$1.03
Loss from discontinued operations, net of income tax	(0.12)	(0.11)	(0.08)	(0.09)	(0.15)	(0.32)	(0.29)	(0.17)

Net income available to common shareholders	$1.21	$1.31	$1.13	$0.85	$1.20	$1.36	$0.91	$0.86

Diluted earnings per share:
Income from continuing operations available to common shareholders	$1.31	$1.40	$1.20	$0.93	$1.32	$1.65	$1.17	$1.02
Loss from discontinued operations, net of income tax	(0.12)	(0.11)	(0.08)	(0.09)	(0.15)	(0.31)	(0.28)	(0.17)

Net income available to common shareholders	$1.19	$1.29	$1.12	$0.84	$1.17	$1.34	$0.89	$0.85

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

NovaStar Financial, Inc.

Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
March 14, 2006 (August 29, 2006 as to Notes 1, 12, 15, 16 and 19)

Disclosure Controls and Procedures

The Company maintains a system of disclosure controls and procedures which are designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the federal securities laws, including this report, is recorded, processed, summarized and reported on a timely basis. These disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed under the federal securities laws is accumulated and communicated to the Company’s management on a timely basis to allow decisions regarding required disclosure. The Company’s principal executive officer and principal financial officer evaluated the Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(d)) as of the end of the period covered by this report and concluded that the Company’s controls and procedures were effective.

Internal Control over Financial Reporting

Management’s Report on Internal Control over Financial Reporting

Management of NovaStar Financial, Inc. and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. This internal control system has been designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of the company’s published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management of the Company has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. To make this assessment, management used the criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment under the framework in Internal Control—Integrated Framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005.

Our independent registered public accounting firm, Deloitte & Touche LLP, has issued an attestation report, included herein, on our assessment of the Company’s internal control over financial reporting.

Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting during the quarter ended December 31, 2005 that have materially affected, or is reasonably likely to materially affect our internal control over financial reporting.

Attestation Report of the Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

NovaStar Financial, Inc.

Kansas City, Missouri

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that NovaStar Financial, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005 of the Company and our report dated March 14, 2006 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
March 14, 2006